Exhibit 10.26

PCY HOLDINGS, LLC

and

MELODY HOMES, INC.

CONTRACT FOR PURCHASE AND SALE OF REAL ESTATE

(Sky Ranch)

Table of Contents

1.	PURCHASE AND SALE.	2

2.	PURCHASE PRICE.	3

3.	PAYMENT OF PURCHASE PRICE.	3

4.	SELLER’S TITLE.	4

5.	SELLER OBLIGATIONS.	7

6.	PRE-CLOSING CONDITIONS.	11

7.	CLOSING.	14

8.	CLOSINGS; CLOSING PROCEDURES.	15

9.	SELLER’S DELIVERY OF TITLE.	17

10.	DUE DILIGENCE PERIOD; ACCEPTANCE OF PROPERTY; RELEASE AND DISCLAIMER.	19

11.	SELLER’S REPRESENTATIONS.	24

12.	PURCHASER’S OBLIGATIONS.	26

13.	UNCONTROLLABLE EVENTS.	28

14.	COOPERATION.	28

15.	FEES.	29

16.	WATER AND SEWER TAPS; FEES; AND DISTRICT MATTERS.	29

17.	HOMEOWNERS’ ASSOCIATION.	32

18.	REIMBURSEMENTS AND CREDITS.	32

19.	NAME AND LOGO.	33

20.	RENDERINGS.	33

21.	COMMUNICATIONS IMPROVEMENTS.	33

22.	SOIL HAULING.	34

23.	SPECIALLY DESIGNATED NATIONALS AND BLOCKED PERSONS LIST.	34

24.	ASSIGNMENT.	34

25.	SURVIVAL.	35

26.	CONDEMNATION.	35

27.	BROKERS.	35

28.	DEFAULT AND REMEDIES.	35

29.	GENERAL PROVISIONS.	37

DEFINITIONS

“45’ Alley Load Lots” shall have the meaning set forth in the Recitals.
“Additional Deposit” shall have the meaning set forth in Section 3(a).
“APS Mill Levy” shall have the meaning set forth in Section 4(d)(iii).
“Architectural Review Committee” shall have the meaning set forth in Section 12(d).
“ASP” shall have the meaning set forth in Section 5(a)(i).
“ASP Criteria” shall have the meaning set forth in Section 12(d).
“Authorities” and “Authority” shall have the meaning set forth in the Recitals.
“BMPs” shall have the meaning set forth in Section 29(x).
“Board” shall have the meaning set forth in Section 16(b).
“BP Restriction” shall have the meaning set forth in Section 5(b).
“Builder Designation” shall have the meaning set forth in Section 8(d)(ii)(7).
“CAB” shall have the meaning set forth in Section 4(d)(i).
“CABEA” shall have the meaning set forth in Section 16(c).
“CDs” shall have the meaning set forth in Section 5(a)(i).
“Closed” shall have the meaning set forth in Section 7.
“Closing Date” shall have the meaning set forth in Section 8(a).
“Closing Purchase Price Payment” shall have the meaning set forth in Section 2(a).
“Closing” shall have the meaning set forth in Section 7.
“Communications Improvements” shall have the meaning set forth in Section 21.
“Communications” shall have the meaning set forth in Section 29(j).
“Completion Notice” shall have the meaning set forth in Section 5(c).
“Continuation Notice” shall have the meaning set forth in Section 10(a).
“Contract” shall have the meaning set forth in the Preamble.
“County” shall have the meaning set forth in the Recitals.
“County Records” shall have the meaning set forth in Section 5(a)(i).
“Dedications” shall have the meaning set forth in Section 18.
“Deposit” shall have the meaning set forth in Section 3(a).
“Design Guidelines” shall have the meaning set forth in Section 12(d).
“Development” shall have the meaning set forth in the Recitals.
“District” shall have the meaning set forth in Section 9(d).

“District Documentation” shall have the meaning set forth in Section 4(d)(iii).
“District Improvements” shall have the meaning set forth in Section 16(b).
“Due Diligence Period” shall have the meaning set forth in Section 10(a).
“Easement” shall have the meaning set forth in Section 21.
“Effective Date” shall have the meaning set forth in the Preamble.
“Engineer” shall have the meaning set forth in Section 5(d).
“Entitlements” shall have the meaning set forth in Section 5(a)(i).
“Environmental Claim” shall have the meaning set forth in Section 10(g).
“Environmental Laws” shall have the meaning set forth in Section 10(g).
“EPA” shall have the meaning set forth in Section 10(b).
“Escalator” shall have the meaning set forth in Section 2(b).
“Feasibility Review” shall have the meaning set forth in Section 10(a).
“Filing” and “Filings” shall have the meaning set forth in the Recitals.
“Final Approval” shall have the meaning set forth in Section 5(a)(i).
“Final Lotting Diagram” shall have the meaning set forth in Section 1.
“Final Plat” shall have the meaning set forth in Section 5(a)(i).
“Finished Lot Improvement Deadline” shall have the meaning set forth in Section 8(a).
“Finished Lot Improvements” shall have the meaning set forth in the Recitals.
“First Closing” shall have the meaning set forth in Section 1.
“Fourth Closing” shall have the meaning set forth in Section 1.
“Gallagher Adjustments” shall have the meaning set forth in Section 4(d)(iii).
“GDP” shall have the meaning set forth in Section 5(a)(i).
“General Assignment” shall have the meaning set forth in Section 8(d)(ii)(9).
“Good Funds” shall have the meaning set forth in Section 2(a).
“Governmental Fees” shall have the meaning set forth in Section 18.
“Government Warranty Period” shall have the meaning set forth in Exhibit C, Section 5(a).
“Governmental Warranty” shall have the meaning set forth in Exhibit C, Section 5(a).
“Grading Deposit” shall have the meaning set forth in Section 3(a).
“Hazardous Materials” shall have the meaning set forth in Section 10(g).
“Homebuyer Disclosures” shall have the meaning set forth in Section 12(e).
“Homeowners’ Association” shall have the meaning set forth in Section 17.

“Homes”, “Houses”, and “Residences” (in the singular or plural) shall have the meaning set forth in Section 12(d)(i).
“House Plans” shall have the meaning set forth in Section 12(d)(i).
“IGA” shall have the meaning set forth in Section 16(c).
“Infrastructure Improvements” shall have the meaning set forth in Section 18.
“Initial Deposit” shall have the meaning set forth in Section 3(a).
“Initial Purchase Condition” shall have the meaning set forth in Section 6(a)(i).
“Interchange Condition” shall have the meaning set forth in Section 6(a)(ii).
“Interchange Upgrades” shall have the meaning set forth in Section 5(b).
“Lien Affidavit” shall have the meaning set forth in Section 4(a).
“Lot” and “Lots” shall have the meaning set forth in the Recitals.
“Lot Development Fee Schedule” shall have the meaning set forth in Section 16(a).
“Lotting Diagram” shall have the meaning set forth in the Recitals.
“Maintenance Declaration” shall have the meaning set forth in Section 12(d)(i).
“Master Commitment” shall have the meaning set forth in Section 4(a).
“Master Covenants” shall have the meaning set forth in Section 4(d)(i).
“Master Declaration” shall have the meaning set forth in Section 4(d)(i).
“Maximum Mills Limitation” shall have the meaning set forth in Section 4(d)(iii).
“Metro District Payments” shall have the meaning set forth in Section 16(b).
“New Exception Objection” shall have the meaning set forth in Section 4(b).
“New Exception Review Period” shall have the meaning set forth in Section 4(b).
“New Exceptions” shall have the meaning set forth in Section 4(b).
“NOI” shall have the meaning set forth in Section 29(x).
“Non-Government Warranty Period” shall have the meaning set forth in Exhibit C, Section 5(b).
“Non-Government Warranty” shall have the meaning set forth in Exhibit C, Section 5(b).
“Non-Seller Caused Exception” shall have the meaning set forth in Section 4(b).
“NORM” shall have the meaning set forth in Section 10(b).
“OFAC” shall have the meaning set forth in Section 1.
“Other New Exceptions” shall have the meaning set forth in Section 4(b).
“Overex” shall have the meaning set forth in Section 5(d).
“Overex Diligence Amount” shall have the meaning set forth in Section 5(d).

“Owner’s Affidavit” shall have the meaning set forth in Section 4(a).
“Permissible New Exceptions” shall have the meaning set forth in Section 4(b).
“Permitted Closing Day” shall have the meaning set forth in Section 8(b).
“Permitted Exceptions” shall have the meaning set forth in Section 9.
“PIF Covenant” shall have the meaning set forth in Section 9(e).
“Plans” shall have the meaning set forth in Section 5(d).
“Plat Certificate” shall have the meaning set forth in Section 4(a).
“Property” shall have the meaning set forth in the Recitals.
“Public Improvement District” or “PID” shall have the meaning set forth in Section 4(d)(ii).
“Public Improvements” shall have the meaning set forth in Exhibit C, Section 5(a).
“Punch-List Items” shall have the meaning set forth in Section 5(c).
“Purchase Price” shall have the meaning set forth in Section 2.
“Purchaser” shall have the meaning set forth in the Preamble.
“Purchaser Parties” shall have the meaning set forth in Section 10(i).
“Purchaser’s Conditions Precedent” shall have the meaning set forth in Section 6(b).
“Purchaser’s Geotechnical Reports” shall have the meaning set forth in Section 10(d).
“Purchaser’s SWPPP” shall have the meaning set forth in Section 29(x).
“Rangeview” shall have the meaning set forth in Section 16(a).
“Regional Improvements” shall have the meaning set forth in Section 4(d)(ii).
“Regional Improvements Authority” shall have the meaning set forth in Section 4(d)(ii).
“Regional Improvements Mill Levy” shall have the meaning set forth in Section 4(d)(iii).
“Reservations and Covenants” shall have the meaning set forth in Section 8(d)(ii)(1).
“SDF” shall have the meaning set forth in Section 16(d)(iii).
“SDP” shall have the meaning set forth in Section 5(a)(i).
“Second Closing” shall have the meaning set forth in Section 1.
“Seller” shall have the meaning set forth in the Preamble.
“Seller Caused Exception” shall have the meaning set forth in Section 4(b).
“Seller Cure Period” shall have the meaning set forth in Section 4(b).
“Seller Documents” shall have the meaning set forth in Section 10(a).
“Seller Party” or “Seller Parties” shall have the meaning set forth in Section 5(d).
“Seller’s Actual Knowledge” shall have the meaning set forth in Section 11.

“Seller’s Condition Precedent” shall have the meaning set forth in Section 6.
“Seller’s Express Representations” shall have the meaning set forth in Section 10(f).
“Seller’s Representations” shall have the meaning set forth in Section 11.
“Service” shall have the meaning set forth in Section 21.
“Service Plans” shall have the meaning set forth in Section 16(c).
“SFD 50’ Lots” shall have the meaning set forth in the Recitals.
“Sidewalks” shall have the meaning set forth in Exhibit C, Section 4.
“Sky Ranch” shall have the meaning set forth in the Recitals.
“Sky Ranch Districts” shall have the meaning set forth in Section 16(c).
“Substantially Complete” or “Substantial Completion” shall have the meaning set forth in Section 5(c)(i).
“Survey” shall have the meaning set forth in Section 4(a).
“SWPPP” shall have the meaning set forth in Section 29(x).
“Takedown” shall have the meaning set forth in the Recitals.
“Takedown 1 Closing” shall have the meaning set forth in Section 8(a).
“Takedown 1 Closing Date” shall have the meaning set forth in Section 8(a).
“Takedown 1 Finished Lot Improvement Deadline” shall have the meaning set forth in Section 8(a).
“Takedown 1 Lots” shall have the meaning set forth in the Recitals.
“Takedown 2 Closing” shall have the meaning set forth in Section 8(a).
“Takedown 2 Closing Date” shall have the meaning set forth in Section 8(a).
 “Takedown 2 Lots” shall have the meaning set forth in the Recitals.
“Takedown 3 Closing” shall have the meaning set forth in Section 8(a).
“Takedown 3 Closing Date” shall have the meaning set forth in Section 8(a).
“Takedown 3 Lots” shall have the meaning set forth in the Recitals.
“Takedown 4 Closing” shall have the meaning set forth in Section 8(a).
“Takedown 4 Closing Date” shall have the meaning set forth in Section 8(a).
“Takedown 4 Lots” shall have the meaning set forth in the Recitals.
“Takedown Commitment” shall have the meaning set forth in Section 4(b).
“Tap Purchase Agreement” shall have the meaning set forth in Section 16(a).
“Third Closing” shall have the meaning set forth in Section 1.

“Title Company” shall have the meaning set forth in Section 4(a).
“Title Company Indemnity” shall have the meaning set forth in Section 4(a).
“Title Objections” shall have the meaning set forth in Section 4(a).
“Title Policy” shall have the meaning set forth in Section 4(e).
“Tree Lawns” shall have the meaning set forth in Exhibit C, Section 4.
“Uncontrollable Event” shall have the meaning set forth in Section 12(e).
“Utility Deposit” shall have the meaning set forth in Section 3(a).

CONTRACT FOR PURCHASE
AND SALE OF REAL ESTATE

THIS CONTRACT FOR PURCHASE AND SALE OF REAL ESTATE (this "Contract") is entered into as of the Effective Date (as hereinafter defined) by and between PCY HOLDINGS, LLC, a Colorado limited liability company ("Seller"), and MELODY HOMES, INC., a Delaware corporation ("Purchaser").

RECITALS:

A.          Seller is developing a master planned residential community known as “Sky Ranch” which is located in Arapahoe County, Colorado (“County”).  The Sky Ranch master planned residential community may also be referred to herein as the “Development”.  The conceptual development plan and lotting diagram for Phase B of the Development (the “Lotting Diagram”) are attached hereto as Exhibit A and incorporated herein by this reference.  The Development is being platted in several subdivision filings and developed in phases.  Each subdivision filing is hereinafter sometimes respectively referred to as a “Filing” and collectively as “Filings”.

B.          Seller desires to sell to Purchaser, and Purchaser desires to purchase and obtain from Seller, approximately 236 platted and finished (as provided in this Contract) single family residential lots (individually referred to as a “Lot” and collectively as the “Lots”) in the Development which will be finished in accordance with this Contract and which will be used for the construction of single family residential dwellings upon the terms and conditions set forth in this Contract.

C.          Seller is selling residential lots within the Development to multiple homebuilders, including Purchaser.  The Lots to be sold by Seller and acquired by Purchaser that are located within the Development shall be hereinafter collectively referred to as the "Property."  The Lots will be conveyed at one or more Closings as more particularly provided herein and each such Closing may be referred to herein as a “Takedown.”  The Lots which are to be conveyed at the first Closing shall be sometimes hereinafter collectively referred to as the "Takedown 1 Lots"; the Lots which are to be conveyed at the second Closing shall be sometimes hereinafter collectively referred to as the "Takedown 2 Lots"; the Lots which are to be conveyed at the third Closing shall be sometimes hereinafter collectively referred to as the "Takedown 3 Lots"; and the Lots which are to be conveyed at the fourth Closing shall be sometimes hereinafter collectively referred to as the "Takedown 4 Lots".

D.          As of the Effective Date, the Lots have not been subdivided pursuant to a recorded final subdivision plat.  The number and location of the Lots to be acquired by Purchaser are generally depicted on the Lotting Diagram.  The precise number, dimension and location of the Lots will be established by the Final Plat (hereafter defined) for such Lots at the time it is approved by the County and/or any other relevant governmental authority (collectively, the "Authorities" and each an “Authority”).  As of the Effective Date, the parties anticipate that Purchaser will acquire approximately 236 Lots, of which approximately:

•	Seventy-Seven (77) Lots that are approximately 45 feet wide by approximately 100 feet deep for the construction of detached single family alley load homes (“45’ Alley Load Lots”); and

•	One Hundred Fifty-Nine (159) Lots that are approximately 50 feet wide by approximately 110 feet deep for the construction of detached single family homes (“SFD 50’ Lots”).

E.          The Lots which are acquired at each Closing will be finished lots and Seller will construct or cause to be constructed certain infrastructure improvements for the Lots as described on Exhibit C attached hereto (the "Finished Lot Improvements").

NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties as hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT:

1.           Purchase and Sale. The Property shall be purchased at four (4) Closings.  Subject to the terms and conditions of this Contract, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, on or before the dates set forth in Section 8(b) below, the Lots in each Takedown, as generally depicted on the Lotting Diagram and as follows:

•	At the Takedown 1 Closing (“First Closing”), Twenty-One (21) 45’ Alley Load Lots and Forty-Six (46) SFD 50’ Lots;

•	At the Takedown 2 Closing (“Second Closing”), Sixteen (16) 45’ Alley Load Lots and Twenty-Seven (27) SFD 50’ Lots;

•	At the Takedown 3 Closing (“Third Closing”), Twenty (20) 45’ Alley Load Lots and Forty-Two (42) SFD 50’ Lots; and

•	At the Takedown 4 Closing (“Fourth Closing”), Twenty (20) 45’ Alley Load Lots and Forty-Four (44) SFD 50’ Lots.

Notwithstanding the foregoing, however, the parties acknowledge and agree that the Parties shall negotiate during the Due Diligence Period to reach agreement on a mutually acceptable site plan for the Lots (“Final Lotting Diagram”) and that the exact number and location of the Lots within each Takedown are subject to adjustment based upon the approval by the Authorities of the Final Plat (as hereinafter defined) that includes the Lots to be acquired by Purchaser at each Takedown.  The precise number, dimension (subject to the provisions of this Contract), location and legal description of the Lots will be established at the time the Final Plat for such Lots is approved by the County and/or any other Authority, and upon approval of each such Final Plat the parties shall execute an amendment to this Contract setting forth the legal description of those Lots included in the approved Final Plat.  Notwithstanding anything in this Contract to the contrary, if, for any Takedown anticipated hereunder the Final Approval of the Final Plat therefor establishes a total number of Lots to be acquired at such Takedown which is ten percent (10%) less than the total Lot count identified for such Takedown in the Final Lotting Diagram approved by Purchaser prior to the expiration of the Due Diligence Period, then Purchaser may terminate this Contract by delivery of written notice to Seller, in which event that portion of the Deposit not previously applied at a Closing shall be returned to Purchaser, and neither party shall have any further rights or obligations under this Contract, except those that expressly survive such termination.

2.           Purchase Price. The purchase price to be paid by Purchaser to Seller for each Lot (the "Purchase Price") shall consist of the Closing Purchase Price Payment (as hereinafter defined).  The Purchase Price for each Lot shall be calculated as provided in the following Section 2(a) and shall be subject to adjustment as provided in Section 2(b) below:

(a)          Purchase Price Payments.  For each Lot the Purchase Price shall be the “Closing Purchase Price Payment” of Ninety-Five Thousand and 00/100 Dollars ($95,000.00) for each 45’ Alley Load Lot and One Hundred Eight Thousand and 00/100 Dollars ($108,000.00) for each SFD 50’ Lot, to be paid by Purchaser to the Title Company as escrow agent for the benefit of Seller at the applicable Closing by wire transfer or other immediately available and collectible funds (“Good Funds”) (subject to adjustment as hereinafter provided in Section 2(b) of this Contract);

(b)         Purchase Price Escalator.  The Purchase Price of each Lot that is acquired at any Closing after the First Closing will increase by an amount equal to the amount of simple interest that would accrue on the Purchase Price for a Lot for the period elapsing between the date that the First Closing occurs until the date the applicable Closing occurs, at a per annum rate equal to four percent (4.0%) (the “Escalator”).  By way of example and for clarification purposes only, if the Purchase Price of a Lot at the Closing of the Takedown 1 Lots is $95,000.00, then at a subsequent Closing occurring 24 months after the date of the closing of the Takedown 1 Lots, the Purchase Price for a Lot at such subsequent Closing will be $102,600.00, which is calculated as follows: $95,000 + ($95,000 x .040) + ($95,000 x .040) = $102,600.00.  The Escalator shall not accrue or be calculated during extension periods requested by Seller.

3.           Payment of Purchase Price. The Purchase Price for each of the Lots, as determined pursuant to Section 2 above, shall be payable as follows:

(a)         Earnest Money Deposit.  Within seven (7) business days following the Effective Date, Purchaser shall deliver to the Title Company (as defined in Section 4(a) hereof) an earnest money deposit in the amount of Twenty-Five Thousand  and 00/100ths Dollars ($25,000.00) (“Initial Deposit”).  Within five (5) business days following the expiration of the Due Diligence Period and Purchaser’s delivery of the Continuation Notice, Purchaser shall deliver to Title Company an additional earnest money deposit in the amount of Seventy-Five Thousand and 00/100ths Dollars ($75,000.00) (“Additional Deposit”).  Provided that Purchaser has delivered its Continuation Notice and this Contract is then in full force and effect, within seven (7) business days after the date that Seller commences grading of the Property (to include physical moving of earth) and provides Purchaser written notice thereof, Purchaser shall deliver to the Title Company an amount equal to One Million and 00/100ths Dollars ($1,000,000.00) (the “Grading Deposit”) and provided that Purchaser has delivered the Continuation Notice and this Contract is then in full force and effect, within seven (7) business days after the date Seller commences installation of wet utilities (to include installation of water and/or sewer pipes) for the Property and provides Purchaser written notice thereof, Purchaser shall deliver to the Title Company an amount equal to One Million and 00/100ths Dollars ($1,000,000.00) (the “Utility Deposit”).  The Initial Deposit, the Additional Deposit, the Grading Deposit, and the Utility Deposit and all interest earned thereon shall be collectively referred to as, the “Deposit”. The Deposit shall be paid in Good Funds and applied pro rata to the Purchase Price due at each Closing, based on the percentage of the total Purchase Price (not including the Escalator) due under this Contract.  The Title Company will act as escrow agent and invest the Deposit in a federally insured institution on terms reasonably agreed to by Purchaser and Seller.  If this Contract is terminated prior to the expiration of the Due Diligence Period for any reason, the Initial Deposit shall be refunded to Purchaser.  If this Contract is terminated after the Due Diligence Period and prior to the Deposit being fully applied to the Purchase Price at the last Closing, the unapplied portion of the Deposit shall be paid to Seller, except as otherwise set forth in this Contract.

(b)         Closing Purchase Price Payment.  That portion of the Purchase Price for each Lot that is identified as the Closing Purchase Price Payment in Section 2 above shall be paid by Purchaser to Seller at the Closing of the applicable Lot.

4.           Seller’s Title.

(a)         Preliminary Title Commitment.  Within ten (10) business days after the Effective Date, Seller shall furnish to Purchaser, at Seller’s expense, a current commitment for a Title Policy (as defined below) for the Property (the “Master Commitment”) issued by Land Title Guarantee Company (“Title Company”) as agent for First American Title Insurance Company, together with copies of the instruments listed in the schedule of exceptions in the Master Commitment. If the Master Commitment or Survey discloses any matters which are unacceptable to Purchaser, then Purchaser shall object to the condition of the Master Commitment in writing within seventy-five (75) days after the later of the Effective Date and Purchaser’s receipt of the Master Commitment together with copies of all documents constituting exceptions to title (the “Title Objections”).  Upon receipt of the Title Objections, Seller may, at its option and at its sole cost and expense, clear the title to the Property of the Title Objections.  In the event Seller fails, or elects not to clear the title to the Property of the Title Objections on or before the date that is ten (10) days before the expiration of the Due Diligence Period, the Purchaser, as its sole remedy, may elect before the expiration of the Due Diligence Period either: (i) to terminate this Contract, in which event the Initial Deposit shall be promptly returned to Purchaser, Purchaser shall deliver to Seller all information and materials received by Purchaser from Seller pertaining to the Property and any non-confidential and non-proprietary information otherwise obtained by Purchaser pertaining to the Property (but specifically excluding any environmental reports related to the Property), and thereafter the parties shall have no further rights or obligations under this Contract except as otherwise provided in Section 12(c) below; or (ii) to waive such objections and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the title matters as to which its Title Objections have been waived.  If Purchaser fails to provide the Title Objections prior to the expiration of the seventy-five (75) day period required by this Section 4(a), Purchaser shall be deemed to have elected to waive its objections as described in the preceding clause.  If Purchaser fails to notify Seller of its election to terminate this Contract or waive it objections, Purchaser shall be deemed to have elected to waive its objections to any title matter that Seller has failed or elected not to cure.  Seller shall release at or prior to the applicable Closing any monetary lien that Seller or affiliate of Seller caused or created against the Property with respect to that portion of the Property to be acquired at a particular Closing other than non-delinquent real estate taxes and assessments and Permitted Exceptions, and such monetary liens shall not constitute Permitted Exceptions (as hereinafter defined). At each Closing, without the need for Purchaser to object to the same in Purchaser’s Title Objections, Seller shall execute and deliver the Title Company’s standard form mechanic’s lien affidavit (the “Lien Affidavit”) in connection with the standard printed exception for liens arising against the Lots purchased at the Closing for work or materials ordered or contracted for by Seller, and to the extent required by the Title Company a commercially reasonable indemnity agreement (the “Title Company Indemnity”), provided, however, if Purchaser determines during the Due Diligence Period that the Title Company refuses or is unwilling to delete the standard printed exception for liens as part of extended coverage despite Seller’s offer to execute and deliver the Lien Affidavit and Title Company Indemnity, then Purchaser will have the right to terminate this Contract on or before the expiration of the Due Diligence Period whereupon the Initial Deposit will be returned to Purchaser, or Purchaser may proceed with the Closing in which event the Title Policy will contain, and the Lots will be conveyed subject to, the standard printed exception for liens unless the Title Company agrees thereafter to delete such lien exception, however, the Purchaser shall have no further termination rights if the Title Company does not agree to do so.  If the Title Company agrees during the Due Diligence Period to delete the standard printed exception for liens as part of extended coverage and thereafter the Title Company refuses to delete the exception for liens based on Seller’s offer to execute and deliver the Lien Affidavit and Title Company Indemnity, then such exception shall be deemed a Non-Seller Caused Exception (as hereinafter defined) to which Purchaser shall have the right to object pursuant to Section 4(b).  Seller shall request that the Takedown Commitment (as hereinafter defined) provide for the deletion of the other standard printed exceptions from the Title Policy (provided that Seller’s only obligations with respect thereto shall be: (i) to provide a copy of Seller’s existing survey (“Survey”), if any, of the land that contains the Lots; (ii) to obtain and furnish, at Purchaser’s sole cost and expense, a plat certification issued by a licensed surveyor in a form acceptable to the Title Company in order to delete the standard survey exceptions (“Plat Certificate”) if and only to the extent a Plat Certificate is required by the Title Company to delete such standard survey exceptions; (iii) to execute the Title Company’s standard form seller-owner final affidavit and agreement as reasonably modified by Seller and as to Seller’s acts only if such affidavit is required by the Title Company for the purpose of deleting any exception for parties in possession or other standard exceptions (“Owner’s Affidavit”); and (iv) to execute the Lien Affidavit with respect to Seller’s acts, in form and substance reasonably acceptable to Seller).  Seller has no obligation to update the Survey or to provide a new survey.

(b)         Subsequently Disclosed Exceptions.  Not less than fifteen (15) days prior to each Closing, Purchaser may request that the Title Company issue an updated title commitment for that portion of the Property to be acquired at such Closing (each a “Takedown Commitment”), together with copies of any additional instruments listed in the schedule of exceptions which are not reflected in the Master Commitment furnished pursuant to Section 4(a) above or in any prior Takedown Commitment.  Additional items disclosed by a Takedown Commitment that affect title to the Property are referred to as “New Exceptions”. New Exceptions affecting title to the Property that are expressly permitted or contemplated by the provisions of this Contract are referred to as “Permissible New Exceptions” and all other New Exceptions are referred to as “Other New Exceptions”.  Purchaser has no right to object to any Permissible New Exception.  Other New Exceptions which do not materially adversely affect title to the Lots or the construction or use of a Home (as hereinafter defined) thereon, shall also be Permissible New Exceptions.  Purchaser shall have a period of seven (7) business days from the date of its receipt of such Takedown Commitment and a copy of the New Exceptions (the "New Exception Review Period") to review and to approve or disapprove any Other New Exceptions.  If the Other New Exception is unacceptable to Purchaser, Purchaser shall object to the Other New Exception in writing within seven (7) business days from the date of Purchaser’s receipt of the Takedown Commitment, together with a copy of the New Exceptions (the "New Exception Objection").  Upon receipt of the New Exception Objection, Seller shall cure the New Exception Objection (by deletion, insuring over, or endorsement) to the extent that such Other New Exception was caused or created by Seller or affiliates of Seller and is not otherwise permitted or contemplated by this Contract ("Seller Caused Exception").  If the New Exception Objection relates to an Other New Exception that was not caused by Seller (“Non-Seller Caused Exception”), Seller may, at its sole discretion, cure the New Exception Objection, within fifteen (15) days of receipt of the New Exception Objection (“Seller Cure Period”) and the applicable Closing Date will be extended to accommodate the Seller Cure Period.  In the event Seller fails, or elects not to cure a Non-Seller Caused Exception within such fifteen (15) day period, the Purchaser, as its sole remedy, may elect within seven (7) business days after the end of the Seller Cure Period either: (i) to terminate this Contract, in which event that portion of the Deposit not previously applied to the Purchase Price at a Closing shall be refunded to Purchaser and the parties shall have no further rights or obligations under this Contract, or (ii) to waive such objection and proceed with the acquisition of the Lots in such Takedown, in which event Purchaser shall be deemed to have approved the New Exception.  If Purchaser fails to notify Seller of its election to terminate this Contract as to the applicable Lots in accordance with the foregoing sentences within seven (7) business days after the expiration of the Seller Cure Period (i) Purchaser shall be deemed to have elected to waive its objections as described in the preceding sentences (ii), and all such items shall be deemed to be Permitted Exceptions.

(c)        Permitted Exceptions; Additional Easements.  Seller shall convey title to the Lots included in each Takedown of the Property to Purchaser at the Closing for such Takedown subject to the Permitted Exceptions described in Section 9 hereof.  Prior to each Closing, Seller shall have the right, subject to the limitations set forth below, and those Reservations and Covenants (as hereinafter defined) as set forth on Exhibit B, attached hereto, and provided Seller shall advise and provide copies of same to Purchaser promptly after Seller becomes aware of same, to convey additional easements as Permissible New Exceptions to utility and cable service providers, governmental or quasi-governmental Authorities, metropolitan, water and sanitation districts, homeowners associations or property owners associations or other entities that serve the Development or adjacent property for construction of utilities and other facilities to support the Development or such adjacent property, including but not limited to sanitary sewer, water lines, electric, cable, broad-band and telephone transmission, storm drainage and construction access easements across the Property not yet acquired by Purchaser, allowing Seller or its assignees the right to install and maintain sanitary sewer, water lines, cable television, broad-band, electric, telephone and other utilities on the Property and on the adjacent property owned by Seller and/or its affiliates, and further, to accommodate storm drainage from the adjacent property.  Such easements shall require the restoration of any surface damage or disturbance caused by the exercise of such easements, shall not be located within the building envelope of any Lot, shall not materially adversely affect the building envelope, value, use, or enjoyment of (i) the Lots affected or the remaining portion of the Property on which such easements are to be located, or (ii) any adjoining property of Purchaser.

(d)          Master Covenants; Regional Improvements Authority.

(i)         The Lots to be acquired pursuant to this Contract shall be, prior to each Closing, made subject to the Covenants, Conditions and Restrictions for Sky Ranch recorded in the County Records on August 10, 2018, at Reception No. D8079588 (the “Master Declaration”).  The Master Declaration, together with any supplemental declarations which have been, or may in the future be, recorded against the Property, shall be collectively referred to as the “Master Covenants”.  The Master Covenants are administered by the Sky Ranch Community Authority Board (“CAB”) and shall be a Permitted Exception (as hereinafter defined).  Seller shall provide to Purchaser for its review, a copy of the Master Covenants as part of the Seller Documents (as hereinafter defined).  Seller shall be permitted to revise or supplement the Master Covenants at any time before the First Closing under this Contract without the consent of Purchaser but with prior notice and copies of same to Purchaser; provided, that any such revision has no material adverse effect on the Lots acquired or to be acquired by Purchaser.

(ii)         The Seller may petition the County for the organization of a public improvement district pursuant to C.R.S. Title 30, Article 20 (the “Public Improvement District” or “PID”), or one or more public entities, including without limitation, the Sky Ranch Districts, CAB, and County may enter into an intergovernmental agreement pursuant to C.R.S. §§ 29-1-203 and – 203.5 to create a public authority (the “Regional Improvements Authority”) to provide a source of funding for the construction and operation of certain regional public improvements serving the Development and other properties, including without limitation, the freeway interchange at Interstate I-70/Airpark Frontage Road adjacent to the Development and other regional improvements (collectively, the “Regional Improvements”).  The PID, if formed, may pledge revenues and/or issue general obligation indebtedness, revenue bonds or special assessment bonds and will have the power to levy and collect ad valorem taxes on and against all taxable property within the PID in accordance with the provisions of part 5 of C.R.S. Title 30, Article 20. If and to the extent that Seller petitions the County and the County organizes a PID that includes the Development, Purchaser agrees that it will not object to the County’s organization of any such PID.  Seller agrees to keep Purchaser reasonably notified with respect to any petitions and/or submissions related to the PID and agrees to provide Purchaser, upon request therefor, with copies of any such petitions and submissions.

(iii)      The Regional Improvements Authority, if created, may use revenue generated by the Sky Ranch Districts’ imposition of a mill levy that is a subset of the Sky Ranch Districts’ operations and maintenance mill levy to plan, design, acquire, construct, install, relocate and/or redevelop, and the administration, overhead and operations and maintenance costs incurred with respect to the Regional Improvements (the “Regional Improvements Mill Levy”). The Regional Improvements Mill Levy shall be calculated as the difference between the overlapping mill levies of property subject to the Aurora Public Schools mill levy (“APS Mill Levy”) and the overlapping mill levies of property not subject to the APS Mill Levy.  Notwithstanding the foregoing, (i) Purchaser may object if any proposal may exceed the Maximum Mills Limitation (hereafter defined) and (ii) regardless of whether or not Purchaser objects, Purchaser shall not be deemed to consent to or approve, and all PID documentation, coupled and aggregated with any and all other documentation relating to the District (hereafter defined), the other Sky Ranch Districts (hereafter defined), and the Regional Improvements Authority (such documentation being collectively referred to as, the “District Documentation”) shall only be permitted to levy and collect in the aggregate amounts that do not exceed the lesser of: (i) the total mill levy assessed against a residential lot that is subject to the APS Mill Levy; and (ii) up to 55.664 mills (subject to “Gallagher Adjustments”) commencing with the residential assessment rate as of January 1, 2021 for debt service, and up to 11.133 mills for operation and maintenance (also subject to Gallagher Adjustments) (collectively, the “Maximum Mills Limitation”). Seller shall be solely liable for and shall pay (i) any ad valorem taxes levied by any district or other entity in excess of the Maximum Mills Limitation, and (ii) any other rates, tolls, fees or charges adopted by any such district or other entity and this obligation of Seller shall survive all Closings for the benefit of Purchaser and all successor Lot owners.

(e)          Title Policy.  Within a reasonable time after each Closing, Seller, at its expense, shall cause the Title Company to deliver an insurance policy insuring Purchaser’s title to the Property conveyed at such Closing, pursuant to the applicable Takedown Commitment and subject only to the Permitted Exceptions (the “Title Policy”), and shall pay the premium for the basic policy at such Closing.  The Title Policy shall provide insurance in an amount equal to the Purchase Price for all Lots purchased at such Closing.  At each Closing, Seller shall offer to execute and deliver a Lien Affidavit, an Owner’s Affidavit, and shall obtain and furnish, at Purchaser’s expense, a Plat Certification, if necessary, at least one (1) business day prior to such Closing.  Purchaser shall pay any fees charged by the Title Company to delete the standard pre-printed exceptions. Purchaser shall pay for the premiums for any endorsements requested by Purchaser, except that Seller shall pay for any endorsements that Seller agrees to provide in order to cure a Title Objection.

5.          Seller Obligations.

Seller shall have the following obligations:

(a)          Entitlements.

(i)          Platting and Entitlements.  Seller shall be responsible, at Seller’s sole cost and expense, for preparing and processing in a commercially reasonable manner and timeframe, and diligently pursuing and obtaining Final Approval (as defined below) from the County and any other appropriate Authority and recording in the records of the Clerk and Recorder of the County (the “County Records”), as may be required, the following: (A) a preliminary plat; (B) a general development plan (“GDP”); (C) a specific development plan that includes the Property (“SDP”); (D) an administrative site plan (“ASP”) and final subdivision plat (or plats) for each Filing within the Property (each a “Final Plat”); (E) the public improvement construction plans for all improvements relating to each Final Plat (“CDs”); (F) one or more development or subdivision improvement agreements associated with the Final Plats and other similar documentation required by the Authorities in connection with approval of the Final Plat(s) and CDs; and (G) any other document required for the Finished Lot Improvements, but not related to construction of any Homes on the Lots (collectively, the “Entitlements”).  The Entitlements shall substantially comply with the Final Lotting Diagram, and shall provide that Phase B of the Development contains approximately 834 lots with the Lots to be acquired by Purchaser being of the number, type, and dimension as set forth above in the Recitals (after taking into consideration applicable setbacks), and the Entitlements shall not impose new or additional requirements upon Purchaser the cost of which is expected to exceed $3,000 for any Lot or limit or materially adversely affect the use of any Lot for the construction of a Residence thereon.  Seller shall use commercially reasonable efforts to have the Entitlements for each Takedown, respectively, approved by the Authorities and recorded as necessary in the County Records with all applicable governmental or third-party appeal and/or challenge periods applicable to an approval decision of the County Board of Commissioners or County Planning Commission having expired without any appeal then-pending prior to the respective Closing (“Final Approval”).  Seller shall use commercially reasonable efforts to obtain Final Approval of the Entitlements applicable to the Takedown 1 Lots on or before that date which is nine (9) months after the expiration of the Due Diligence Period, as such period may be extended pursuant to this Section 5(a)(i), or as a result of delays resulting from Uncontrollable Events.  If Final Approval of the Entitlements applicable to the Takedown 1 Lots has not been achieved as aforesaid on or before nine (9) months after the expiration of the Due Diligence Period (subject to delays resulting from Uncontrollable Events), then Seller, in its discretion, shall have the right to extend the date for obtaining such Final Approval for a period not to exceed an additional six (6) months by providing written notice to Purchaser prior to the expiration of such nine (9) month period (or such later date as the same may have been previously extended).  If Seller has not secured such Final Approval of the Entitlements applicable to the Takedown 1 Lots by the expiration of the initial nine (9) month period (subject to delays resulting from Uncontrollable Events) and shall fail to exercise such extension, this Contract shall terminate, each party shall thereupon be relieved of all further obligations and liabilities under this Contract, except as otherwise provided herein, and the Deposit shall be returned to Purchaser.  If Seller extends the time period for obtaining Final Approval of the Takedown 1 Lots, then during such extended time period Seller shall use commercially reasonable efforts to obtain Final Approval of such Entitlements, and failing which, Seller shall not be in default of its obligations under this Contract (unless Seller failed to use commercially reasonable efforts to obtain Final Approval of such Entitlements), but this Contract shall terminate in which case each party shall thereupon be relieved of all further obligations and liabilities under this Contract, except as otherwise provided herein, and the Deposit shall be returned to Purchaser.  The timing for Final Approval of the Entitlements for Takedowns after Takedown 1 is as set forth in Section 8(a) hereof.  During the Entitlement process, Seller shall keep Purchaser reasonably informed of the process and the anticipated results therefrom and, upon written request, Seller will provide Purchaser with copies of those Entitlement documents as submitted to the County and other reasonable documentation relating to same.  Purchaser, at no material cost to Purchaser, shall cooperate with Seller in Seller’s efforts to obtain Final Approval of the Entitlements.

(ii)        Lot Minimums for each Takedown.  The Final Plat(s) for the Property and the Lots shall be in a form which is substantially consistent with the Final Lotting Diagram, subject to changes made necessary by the Authorities and/or final engineering decisions which are necessary to properly engineer, design, and install the improvements in accordance with the requirements of the County and other applicable Authorities.

(b)         Interchange Obligations.  As of the Effective Date, the existing entitlements for the Development state that no more than 774 building permits may be issued for the Development until the freeway interchange is upgraded (“BP Restriction”).  If not rescinded, the BP Restriction may affect the ability of Purchaser and the other builders within Phase B to obtain building permits on the Lots acquired after the First Closing under this Contract and after the initial closings under the other builder contracts.  Seller is currently working with the County, CDOT, and other stakeholders to identify interim upgrades to the freeway interchange that, if implemented, would increase the number of building permits available within the Development to accommodate all Lots subject to this Contract and the other building contracts within Phase B (the “Interchange Upgrades”).

(c)          Finished Lot Improvements.

(i)        Seller shall cause to be Substantially Completed (as hereinafter defined) prior to each applicable Closing the Finished Lot Improvements (as defined in Exhibit C), with the exception of Punch-List Items (hereafter defined), for the Lots being purchased and acquired by Purchaser at each Closing. Notwithstanding the foregoing and the agreement that Seller only need to Substantially Complete the Finished Lot Improvements prior to each applicable Closing, all of the Finished Lot Improvements remain Seller’s responsibility and same are to be completed by Seller in accordance with applicable laws, codes, regulations and governmental requirements for the Property.  Seller will notify Purchaser when the Finished Lot Improvements have been Substantially Completed.  Seller shall give Purchaser fifteen (15) days written notice (“Completion Notice”) when Seller believes that it has Substantially Completed the Finished Lot Improvements for the Lots to be acquired at a Takedown, and the parties shall then conduct a walk-through inspection of the applicable Lots to confirm whether or not the Finished Lot Improvements are Substantially Complete and can be used for their intended purpose, and prepare a punch-list of any non-material items that have not been Substantially Completed and the effect of which the County will not withhold building permits for the Lots to be acquired at such Closing due to failure of the same to have been completed (the “Punch-List Items”).  Seller shall use good faith efforts to complete any unfinished Punch-List Items before the scheduled Closing.  Notwithstanding the foregoing or anything to the contrary set forth herein, Seller may elect to Substantially Complete such unfinished Punch-List Items within sixty (60) days after the applicable Closing.  Seller’s obligation to Substantially Complete any Punch-List Items (as well as Seller’s obligation to complete all Finished lot Improvements), shall survive the Closings.  After obtaining Final Approval of all necessary Entitlements for the applicable Lots, Seller agrees to commence and diligently pursue Substantial Completion of the Finished Lot Improvements, subject to delays resulting from Uncontrollable Events, and so long as Purchaser is not otherwise in material default under this Contract beyond the applicable cure periods set forth herein. Notwithstanding anything to the contrary including any Punch-List Items, if an Authority grants preliminary approval or construction acceptance to any of the Finished Lot Improvements, and if the engineer issues a certification with respect to the grading, fill and compaction in accordance with item 1(g) of Exhibit C, then for the purposes of the walk-through inspection and preparation of the Punch List Items, the Finished Lot Improvements for which an Authority grants preliminary approval or construction acceptance and for which the engineer issues a certification with respect to the grading, fill and compaction in accordance with Section 1(g) of Exhibit C will be presumed to have been Substantially Completed in accordance with applicable laws, codes, regulations and governmental requirements for the Property, subject to completion of any punch list provided by the approving Authority and both the Governmental Warranty and Non-Government Warranty as described in Section 5 of Exhibit C.

(ii)       Substantial Completion of Improvements.  The term “Substantially Complete” or “Substantial Completion” means that the Finished Lot Improvements have been completed in accordance with the applicable CDs and all other requirements of this Contract such that Purchaser will not be precluded from obtaining building permits for Homes on all of the Lots.  Following Substantial Completion, Seller shall complete the remainder of the Finished Lot Improvements such that Purchaser will not be precluded from obtaining certificates of occupancy following completion of Homes as a result of the degree of completion of such Finished Lot Improvements.

(d)        Over Excavation.  Prior to the expiration of the Due Diligence Period, Purchaser shall, at Purchaser’s expense: (1) investigate whether Purchaser will require any “over excavation” or comparable preparation or mitigation of the soil (the “Overex”), and (2) cause a licensed reputable geotechnical engineer of Purchaser’s selection (the “Engineer”) to prepare any plans necessary to achieve such Overex (the “Overex Plans”), such Overex Plans to be in substantial conformance with Purchaser’s Geotechnical Reports (as hereinafter defined).  Upon completion of the Overex Plans, Purchaser shall provide the Overex Plans to Seller and Seller shall solicit bids and contract to complete the Overex with respect to such Lots in conjunction with Seller’s Substantial Completion of the Finished Lot Improvements; provided, however, that such Overex shall not be part of the budget for the Finished Lot Improvements. Seller and Purchaser shall agree upon the bid (including budget for the Overex) prior to expiration of the Due Diligence Period. At Purchaser’s cost, the Engineer shall review and test the Overex as it progresses and again upon completion thereof, thereafter certifying to Purchaser and Seller that the Overex conforms to the Overex Plans and Purchaser’s Geotechnical Reports.  Any and all costs expended by Seller with respect to completion of the Overex shall be payable from the Grading Deposit upon written request by Seller together with copies of all invoices substantiating such costs, lien waivers in a form reasonably acceptable to Purchaser and Seller from all parties set forth in such invoices, and certification from the Engineer that the work set forth in such invoices has been duly performed (the “Overex Diligence Amount”). The Overex Diligence Amounts shall be non-refundable to Purchaser in all instances other than a default by Seller and shall not be applied to the Purchase Price.  Purchaser hereby acknowledges, represents, warrants, covenants and agrees that as a material inducement to Seller to execute and accept this Contract and in consideration of the performance by Seller of its duties and obligations under this Section 5(d), that the sale of the Lots is and will be made on an "AS IS, WHERE IS" basis with respect to the Overex, and that Seller has not made, does not make and specifically negates and disclaims any representations, warranties or guaranties of any kind or character whatsoever, whether express or implied, oral or written (including any statements made in any Seller Documents), past, present, future or otherwise, of, as to, concerning or with respect to the Overex.  Notwithstanding anything to the contrary in this Contract, Seller shall have no liability to Purchaser and Purchaser waives any claims against Seller with respect to such soil conditions, grading, drainage and Overex matters pertaining to Lots acquired by Purchaser and Purchaser will be entitled to pursue claims related to or arising out of soil conditions, grading, drainage and Overex only against any contractors, sub-contractors and service providers who performed the grading or Overex work on the Lots or who prepared the Purchaser’s Geotechnical Reports or Plans for the Lots, and Seller will reasonably cooperate, including without limitation executing a written assignment of Seller’s rights against such contractors and subcontractors in a form reasonably acceptable to the Parties, at no material cost or expense to Seller in Purchaser’s pursuit of such claims against any such contractors and service providers. Except for those contractors and sub-contractors performing the Overex, Purchaser, for and on behalf of itself, its successors, and assigns (excluding Purchaser’s homebuyers) hereby releases Seller, Seller’s affiliates, divisions and subsidiaries and their respective managers, members, partners, officers, directors, shareholders, affiliates, employees, consultants and agents (the “Seller Parties” and each as a “Seller Party”) with respect to any claims related to or arising out of soil conditions, grading, drainage and Overex as provided in Section 10(h) of this Contract and hereby agrees to indemnify, defend (with counsel reasonably selected by Purchaser with Seller approval) and hold harmless the Seller Parties (except for those contractors and sub-contractors performing the Overex) of, from, and against, any and all claims, demands, liabilities, losses, expenses, damages, costs and reasonable attorneys’ fees that any of the Seller Parties may at any time after the applicable Closing incur by reason of or arising out of: (i) any work performed in connection with or arising out of any Overex; (ii) personal injuries or property damage by reason of or arising out of the geologic, soils or groundwater conditions on the Property; (iii) Purchaser’s or its successor’s development, construction, use, ownership, management, marketing or sale activities associated with the Lots (including, without limitation, land development, Overex, grading, excavation, trenching, soils compaction and construction on the Lots performed by or on behalf of Purchaser (including, but not limited to, by all subcontractors and consultants engaged by Purchaser); (iv) the soils, subsurface geologic, groundwater conditions or the movement of any Home constructed on the Lots after a Closing; or (v) any claim asserted by Purchaser’s homebuyers or their successors in interest, including without limitation, claims for construction defects related to any Overex work performed by, or on behalf of, Purchaser, or related to any soils, subsurface geologic or groundwater conditions affecting the Lots.  In consideration of the performance by Seller of its obligations under this Section 5(d), Purchaser acknowledges that the provisions of this Contract for inspection and investigation of the Lots are adequate to enable Purchaser to make Purchaser’s own determination with respect to the physical condition of the Lots and the soil conditions of the Lots for any specific or general use or purpose. Purchaser represents that it is an experienced residential developer and builder and is well-qualified to independently evaluate the Lots and independently conduct the reviews and investigations conducted by Purchaser. The release and waiver set forth in this Section 5(d) shall not apply to any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to any claim against contractors or subcontractors for construction defects in the Overex.  Seller shall cause Purchaser to be a third-party beneficiary to any Overex contract with respect to any construction defect or warranty provisions contained therein and Purchaser shall look solely to such contractors and/or subcontractors conducting such work.  If for any reason other than a default by Seller or the termination of this Contract by Seller for failure of a Seller’s Condition Precedent (unless such Seller’s Condition Precedent fails as a result of Purchaser’s acts or omissions) Purchaser does not acquire Lots for which Overex has been performed, Purchaser shall relinquish and release any rights related thereto and shall assign, without representation and warranty, any contracts with its Engineer.  The terms of this Section 5(d) shall, without limitation, survive each Closing.

6.           Pre-Closing Conditions.

(a)          Seller’s Conditions.  The following shall be conditions precedent to Seller’s obligation to close certain Takedowns, as more specifically set forth below (each, a “Seller’s Condition Precedent”):

(i)          Purchaser and other homebuilders are under contract to purchase at least 236 of the Lots in Phase B, and close the initial purchase of lots under some or all of such purchase and sale agreements as determined by Seller simultaneously (the “Initial Purchase Condition”); provided, that once such Initial Purchase Condition has been satisfied, it shall be considered satisfied at each subsequent Closing.  As of the Effective Date, Seller represents that such purchase and sale agreements are in full force and effect.

(ii)        Seller shall have satisfied its obligations with respect to the Interchange Upgrades, on or before the Substantial Completion Deadline for each Takedown after the initial Takedown, such that Purchaser shall not be prevented from obtaining building permits to construct Houses on Lots acquired at any such Takedown no later than the applicable Substantial Completion Deadline (the “Interchange Condition”) and will not be prevented from obtaining building permits and certificates of occupancy for such Houses, solely as a result of Seller’s failure to timely satisfy the Interchange Condition.

Seller agrees to use commercially reasonable, good faith efforts to timely satisfy each Seller’s Condition Precedent.  If for any reason other than Seller’s fault or exercise of its reasonable discretion, either Seller’s Condition Precedent is not satisfied on or before a Closing Date, Seller may elect to: (1) terminate this Contract by giving written notice to Purchaser at least ten (10) days prior to such Closing; (2) waive the unsatisfied Seller’s Condition Precedent and proceed to the applicable Closing (provided, however, that such waiver shall not apply to any subsequent Closings); or (3) extend the applicable Closing Date for a period not to exceed ninety (90) days by giving written notice to Purchaser on or before the applicable Closing Date, during which time Seller shall use commercially reasonable efforts to cause such unsatisfied Seller’s Condition Precedent to be satisfied.  If Seller elects to extend any Closing Date and the unsatisfied Seller’s Condition Precedent is not satisfied on or before the last day of the 90-day extension period for any reason other than Seller’s fault or exercise of its discretion, then Seller shall elect within five (5) business days after the end of such extension period to either terminate this Contract or waive the unsatisfied Seller’s Condition(s) Precedent and proceed to the applicable Closing.  In the event Seller terminates this Contract pursuant to this Section 6(a), that portion of the Deposit made by Purchaser that has not been applied to the Purchase Price for Lots already acquired by Purchaser shall be returned to Purchaser.  Failure to give a termination notice as described above shall be an irrevocable waiver of Seller’s right to terminate this Contract as to the affected Takedown pursuant to this Section 6.

(b)        Purchaser’s Conditions.  It shall be a condition precedent to Purchaser’s obligation to close each Takedown, that the following conditions (“Purchaser’s Conditions Precedent”) have been satisfied:

(i)          Final Approval of the Entitlements for the applicable Takedown by the County and all other applicable Authorities and recordation in the County Records of the Final Plat for the Lots to be acquired at such Takedown and such other Entitlements, as may be required by the County, on or before the applicable Closing Date, as the same may be extended.

(ii)          For each Takedown after the initial Takedown, Seller shall have satisfied the Interchange Condition with respect to the Lots to be acquired at such Takedown and Purchaser will not be prevented from obtaining building permits for Houses or certificates of occupancy for Houses on such Lots solely as a result of Seller’s failure to timely satisfy such Interchange Condition.

(iii)         Substantial Completion of the Finished Lot Improvements for the Lots to be acquired at such Closing.

(iv)       All leases and possessory interests affecting the applicable Lots shall be terminated and all tenants or occupants shall have vacated the Property and removed all personal property.

(v)         As of the applicable Closing Date, and with respect only to the Lots to be acquired at such Takedown, there shall be no moratorium, prohibition, or any other measure, rule, regulation, restriction or limitation imposed by any Authority restricting the availability of gas, sanitary sewer, water, telephone or electricity to the applicable Lots or restricting or precluding any inspections, or the issuance of any building or other permits and approvals, or other right or entitlement whose effect would be to preclude or materially delay the construction or sale of, or materially increase the cost of the construction for, Purchaser’s Houses on each of the Lots in such Takedown.

(vi)       Seller’s representations and warranties set forth herein shall be materially true and correct as of the date of such Closing.

(vii)       Title Company shall be irrevocably and unconditionally committed (subject only to Purchaser’s obligation to pay the portion of the Title Policy premium for which Purchaser is responsible under this Contract and satisfaction of any Title Company requirements applicable to Purchaser) to issue to Purchaser the applicable Title Policy with the endorsements as Purchaser may request and the Title Company agrees in writing to issue prior to the expiration of the Due Diligence Period, subject only to the Permitted Exceptions accepted by Purchaser in accordance with the provisions of this Contract.

If the foregoing Purchaser’s Conditions Precedent are not satisfied on or before the respective Closing Date, Purchaser may: (1) waive the unfulfilled Purchaser’s Condition Precedent and proceed to Closing, (2) extend the applicable Closing Date for up to sixty (60) days to allow more time for Seller to satisfy the unfulfilled Purchaser’s Condition Precedent, or (3) as its sole remedy hereunder terminate this Contract as to such Takedown and any subsequent Takedowns by written notice to Seller, delivered within five (5) business days after the Closing Date for the applicable Takedown, in which case each party shall thereupon be relieved of all further obligations and liabilities under this Contract, except as otherwise provided herein, and the Deposit made by Purchaser that has not been previously applied to the Purchase Price for Lots already acquired by Purchaser shall be returned to Purchaser.  If Purchaser elects to extend the Closing Date under (2), above, and the unsatisfied Purchaser’s Condition Precedent is not satisfied as of the last day of the sixty (60) day extension period, then Purchaser shall, as its sole remedy, elect to waive or terminate under (1) or (3).  Failure to give notice as described above shall be an irrevocable waiver of Purchaser’s right to terminate this Contract as to the affected Takedown pursuant to this Section 6(b).

If Purchaser terminates the Contract pursuant to this paragraph, Seller may negate such termination by giving notice to Purchaser that Seller has elected to extend the applicable Closing Date by ninety (90) days for the purpose of continuing its efforts to satisfy the unfulfilled Purchaser’s Condition(s) Precedent, so long as such notice is given within five (5) business days after Seller’s receipt of Purchaser’s notice of termination, and Purchaser shall again have a termination right pursuant to this Section if such condition is not satisfied prior to the last day of such extended period and Seller shall not have any right to negate such termination. Seller shall continue to diligently pursue satisfaction of such unsatisfied condition(s) during all extension periods.

7.           Closing. "Closing" shall mean the delivery to the Title Company of all applicable documents and funds required to be delivered pursuant to Section 8 hereof, and authorization of the Title Company to disburse, deliver and record the same in the County Records. The purchase of Lots at the Closing of a Takedown shall be deemed to be "Closed" when the documents and funds required to be delivered pursuant to Section 8 hereinafter have been delivered to the Title Company, and the Title Company agrees to disburse, deliver and record the same in the County Records.

8.           Closings; Closing Procedures.

(a)       On each respective Closing Date, Purchaser shall purchase the number of Lots that Purchaser is obligated to acquire hereunder in the applicable Takedown.

(b)          Closing Dates.  The date of the First Closing of the purchase and sale of the Takedown 1 Lots (the “Takedown 1 Closing”) shall be the date that is ten (10) business days after Purchaser receives Seller’s Completion Notice for the Takedown 1 Lots.  If Substantial Completion of the Finished Lot Improvements for the Takedown 1 Lots has not been achieved by the date that is twelve (12) months after the date that the Final Approval of the Entitlements is obtained (the “Takedown 1 Finished Lot Improvement Deadline”), then the Closing Date of the First Closing (the “Takedown 1 Closing Date”) may be extended by Seller up to six (6) months after the Takedown 1 Finished Lot Improvement Deadline by written notice from Seller to Purchaser issued prior to the initial Takedown 1 Finished Lot Improvement Deadline.  The Second Closing of the purchase and sale of the Takedown 2 Lots shall occur on that date which is ten (10) business days after the later to occur of (i) Final Approval of the Entitlements applicable to the Takedown 2 Lots and (ii) that date which is twelve (12) months after the Takedown 1 Closing Date (the “Takedown 2 Closing Date”); provided, however, that Purchaser shall have the right to terminate this Contract as to the Second Takedown and all subsequent Takedowns and receive a refund of any undisbursed portion of the Deposit, in the event that Seller does not obtain Final Approval of the applicable Entitlements within eighteen (18) months after the date of the First Closing, subject to extensions resulting from delays caused by Uncontrollable Events.  The Third Closing of the purchase and sale of the Takedown 3 Lots shall occur on that date which is ten (10) business days after the later to occur of (i) Final Approval of the Entitlements applicable to the Takedown 3 Lots and (ii) that date which is twelve (12) months after the Takedown 2 Closing Date (the “Takedown 3 Closing Date”); provided, however, that Purchaser shall have the right to terminate this Contract as to the Third Takedown and all subsequent Takedowns and receive a refund of any undisbursed portion of the Deposit, in the event that Seller does not obtain Final Approval of the applicable Entitlements within eighteen (18) months after the date of the Second Closing, subject to extensions resulting from delays caused by Uncontrollable Events.  The Fourth Closing of the purchase and sale of the Takedown 4 Lots shall occur on that date which is ten (10) business days after the later to occur of (i) Final Approval of the Entitlements applicable to the Takedown 4 Lots and (ii) that date which is twelve (12) months after the Takedown 3 Closing Date (the “Takedown 3 Closing Date”); provided, however, that Purchaser shall have the right to terminate this Contract as to the Fourth Takedown and receive a refund of any undisbursed portion of the Deposit, in the event that Seller does not obtain Final Approval of the applicable Entitlements within eighteen (18) months after the date of the Third Closing, subject to extensions resulting from delays caused by Uncontrollable Events.  The term “Closing Date” may be used to refer to each of the Takedown 1 Closing Date, the Takedown 2 Closing Date, the Takedown 3 Closing Date, and the Takedown 4 Closing Date.  If Purchaser desires to accelerate any Closing Date, Purchaser may request that such Closing Date be accelerated, and if Seller is willing to do so in its sole and absolute discretion, the parties will work together to prepare a mutually acceptable amendment to this Contract to accommodate such request.  The Finished Lot Improvements for the Takedown 2 Lots, the Takedown 3 Lots, and the Takedown 4 Lots shall be Substantially Complete on or before ten (10) business days prior to the applicable Closing (such dates with the Takedown 1 Finished Lot Improvements Deadline are referred to as a “Finished Lot Improvement Deadline”). The Takedown 2 Closing Date, the Takedown 3 Closing Date, and the Takedown 4 Closing Date, are each subject to extension by Seller, inclusive of extensions resulting from Uncontrollable Events, of up to six (6) months in the same manner as provided above for the Takedown 1 Closing Date. Notwithstanding any other provision herein, any Closing under this Contract must occur on a Tuesday, Wednesday or Thursday that is a business day (a “Permitted Closing Day”), and may be extended no more than an additional five (5) days in order to be scheduled on one of those days of the week.  Furthermore, if any Closing is scheduled to occur on any date from September 15 through September 30, it shall automatically be extended to the next Permitted Closing Day in October, and if any Closing is scheduled to occur on any date from December 18 through January 5, it shall automatically be extended to the next Permitted Closing Day in January.

(c)          Closing Place and Time.  Each Closing shall be held on the applicable Closing Date at the offices of the Title Company or at such other time and place as Seller and Purchaser may mutually agree.

(d)         Closing Procedures.  Each purchase and sale transaction shall be consummated in accordance with the following procedures:

(i)          All documents to be recorded and funds to be delivered hereunder shall be delivered to the Title Company to hold, deliver, record and disburse in accordance with closing instructions approved by Purchaser and Seller;

(ii)       At each Closing, Seller shall deliver or cause to be delivered in accordance with the closing instructions the following:

(1)         A special warranty deed conveying the applicable portion of the Property to be acquired at such Closing to Purchaser.  The special warranty deed shall contain a relinquishment of surface rights, reservation of easements, minerals, mineral rights and water and water rights, as well as other rights, as set forth on Exhibit B (the “Reservations and Covenants”). The special warranty deed shall also be subject to non-delinquent general real property taxes for the year of such Closing and subsequent years, District assessments and the Permitted Exceptions.

(2)         Payment (from the proceeds of such Closing or otherwise) sufficient to satisfy any encumbrance relating to the portion of the Property being acquired at such Closing, required to be paid by Seller at or before the time of Closing.

(3)          A tax certificate or other evidence sufficient to enable the Title Company to ensure the payment of all general real property taxes and installments of District assessments then due and payable for the portion of the Property being acquired at such Closing.

(4)          An affidavit, in a form sufficient to comply with applicable laws, stating that Seller is not a foreign person or a foreign corporation subject to the Foreign Investment in Real Property Tax Act, and therefore not subject to its withholding requirements.

(5)          A certification or affidavit to comply with the reporting and withholding requirements for sales of Colorado properties by non-residents (Colorado Department of Revenue Form DR‑1083).

(6)          A Lien Affidavit and Title Company Indemnity.

(7)          A partial assignment of declarant rights or builder rights under the Master Covenants (a “Builder Designation”), assigning only the following declarant rights (to the extent such rights are not automatically granted to Purchaser as a “builder” by the terms of the Master Covenants) from Seller to Purchaser: to maintain sales offices, construction offices, management offices, model homes, store and stage building materials and post signs advertising the Development and/or Lots (in accordance with rules established by Seller and uniformly applied to all builders within the Development), and such other rights to which the parties may mutually agree, such Builder Designation shall be materially in the form attached hereto and incorporated herein as Exhibit G, subject to changes agreed upon by the Parties prior to the end of the Due Diligence Period.

(8)          The Tap Purchase Agreement (as defined herein).

(9)         A general assignment to Purchaser in the form attached hereto as Exhibit D ("General Assignment") with respect to the applicable Lots.

(10)        Such other documents as may be required to be executed by Seller pursuant to this Contract or the closing instructions.

(iii)       At each Closing, Purchaser shall deliver or cause to be delivered in accordance with the closing instructions the following:

(1)         The Purchase Price payable at such Closing, computed in accordance with Section 2 above, for the Lots being acquired at such Closing, such payment to be made in Good Funds.

(2)          The Tap Purchase Agreement.

(3)         All other documents required to be executed by Purchaser pursuant to the terms of this Contract or the closing instructions.

(4)          Payment of any amounts due pursuant to Section 16 hereof.

(iv)        At each Closing, Purchaser and Seller shall each deliver an executed settlement statement, which shall set forth all prorations, disbursements of the Purchase Price and expenses applicable to such Closing;

(v)          The following adjustments and prorations shall be made between Purchaser and Seller as of each Closing:

(1)          Real property taxes and installments of assessments, if any, for the applicable portion of the Property for the year in which the Closing occurs shall be prorated based upon the most recent known rates, mill levy and assessed valuations; and such proration shall be final.

(2)          Seller shall pay real property taxes for years prior to the year in which the Closing occurs.

(3)         Purchaser shall pay any and all recording costs and documentary fees required for the recording of the deed.

(4)         Seller shall pay the base premium for the Title Policy and for any endorsement Seller agrees to provide to cure a Title Objection, and Purchaser shall pay the premium for any other endorsements requested by Purchaser in accordance with Section 4 above, including an extended coverage endorsement.

(5)         Each party shall pay one-half (1/2) of any closing or escrow charges of the Title Company.

(6)       All other costs and expenses not specifically provided for in this Contract shall be allocated between Purchaser and Seller in accordance with the customary practice of commercial real estate transactions in Arapahoe County, Colorado.

(vi)          Possession of the applicable portion of the Property being acquired at each Closing shall be delivered to Purchaser at such Closing, subject to the Permitted Exceptions.

9.           Seller’s Delivery of Title. At each Closing, Seller shall convey title to the applicable portion of the Property, subject to the following items, to the extent that they have been approved, or are deemed to have been approved, by Purchaser pursuant to the terms of this Contract (collectively, the "Permitted Exceptions"):

(a)         all easements, agreements, covenants, restrictions, rights-of-way and other matters of record that affect title to the Property as disclosed by the Master Commitment or any Takedown Commitment, or otherwise, to the extent that such matters are approved or deemed approved by Purchaser in accordance with Section 4 above or otherwise approved by Purchaser (unless otherwise identified herein as an obligation, fee or encumbrance to be assumed by Purchaser or which is otherwise identified herein as a Purchaser obligation which survives such Closing, the foregoing items, however, shall not include any mortgages, deeds of trust, mechanic’s liens or judgment liens arising by, through or under Seller, which monetary liens Seller shall cause to be released or fully insured over by the Title Company, to the extent they affect any portion of the Property, on or prior to the date that such portion of the Property is conveyed to Purchaser);

(b)          the Entitlements, including without limitation, the Final Plat applicable to the Property being acquired at such Closing and all easements and other terms, agreements, provisions, conditions and obligations as shown thereon;

(c)          the Master Covenants;

(d)          the inclusion of the Property into the Sky Ranch Metropolitan District No. 3 (the “District”), the PID, and such other special improvement districts or metropolitan districts as may be disclosed by the Master Commitment or any Takedown Commitment delivered to Purchaser pursuant to this Contract;

(e)          the inclusion of the Property into that certain Declaration of Covenants Imposing and Implementing the Sky Ranch Public Improvement Fee recorded in the County Records on August 13, 2018, at Reception No. D8079674 (the “PIF Covenant”);

(f)          A relinquishment of surface rights and reservation of water and mineral rights as set forth in the Reservations and Covenants attached hereto as Exhibit B;

(g)          applicable zoning and governmental regulations and ordinances;

(h)          title exceptions, encumbrances, or other matters created by, through or under Purchaser or otherwise approved by Purchaser in writing;

(i)          items apparent upon an inspection of the Property or shown or that would be shown on an accurate and current survey of the Property; and

(j)          any Permissible New Exception, any Other New Exception approved or deemed approved by Purchaser, and any other document required or permitted to be recorded against the Property in the County Records pursuant to the terms of this Contract.

10.         Due Diligence Period; Acceptance of Property; Release and Disclaimer.

(a)         Feasibility Review.  Within five (5) business days following the Effective Date, Seller shall deliver or make available (via electronic file share or other means) to Purchaser the following listed items to the extent in Seller’s actual possession; if an item listed below is not in Seller’s actual possession and not delivered or made available to Purchaser but is otherwise readily available to Seller, then Purchaser may make written request to Seller to provide such item and Seller will use its reasonable efforts to obtain and deliver or make such item available to Purchaser, but Seller will have no obligation otherwise to obtain any item not in Seller’s actual possession:  (i) any environmental reports, soil reports and certifications pertaining to the Lots, (ii) a copy of any subdivision plat for the Property and the current version of all Entitlements, (iii) engineering and construction plans pertaining to the Lots, (iv) biological, grading, drainage, hydrology and other engineering reports and plans and engineering and constructions plans for offsite improvements (if any) that are required to obtain building permits/certificates of occupancies for single-family detached homes constructed on the Lots; (v) any PUD, Development Agreement, Site Development Plans and other approvals pertaining to the Lots particularly and the Development generally (including the most recent drafts thereof; (vi) the Master Covenants; (vii) any Special District Service Plans; (viii) any existing ALTA or other boundary Survey of the Property; and (ix) copies of any subdivision bonds or guarantees applicable to the Lots (collectively, the "Seller Documents"). Purchaser shall have a period expiring ninety (90) calendar days following the Effective Date of this Contract within which to review the Seller Documents (the "Due Diligence Period").  During the Due Diligence Period, Purchaser shall have an opportunity to review and inspect the Property, all Seller Documents provided, or made available, to Purchaser and any and all factors deemed relevant by Purchaser to its proposed development and the feasibility of Purchaser’s intended uses of the Property in Purchaser’s sole and absolute discretion (the "Feasibility Review").  The Feasibility Review shall be deemed to have been completed to Purchaser’s satisfaction if Purchaser gives written notice to Seller of its election to continue this Contract ("Continuation Notice") prior to the expiration of the Due Diligence Period.  If Purchaser fails to timely give a Continuation Notice, and such failure continues for five (5) days after written notice thereof to Purchaser from Seller, or if Purchaser gives a notice of its election to terminate (which may be given at any time prior to the end of the Due Diligence Period, for any reason or no reason), the Deposit shall be promptly returned to Purchaser, Purchaser shall deliver to Seller all information and materials received by Purchaser from Seller pertaining to the Property and any non-proprietary and non-confidential information otherwise obtained by Purchaser (but specifically excluding any environmental reports or information) and thereafter the parties shall have no further rights or obligations under this Contract except as otherwise provided in Section 25 below.

(b)        Approval of Property.  If Purchaser gives a Continuation Notice on or before the expiration of the Due Diligence Period, except as otherwise provided in this Section 10, Purchaser shall be deemed to have waived Feasibility Review and elected to continue this Contract and proceed as provided hereunder.

(c)        Radon.  Purchaser acknowledges that radon gas and naturally occurring radioactive materials (“NORM”) each naturally occurs in many locations in Colorado.  The Colorado Department of Public Health and Environment and the United States Environmental Protection Agency (the "EPA") have detected elevated levels of naturally occurring radon gas in residential structures in many areas of Colorado, including the County and all of the other counties along the front range of Colorado.  The EPA has raised concerns with respect to adverse effects on human health from long-term exposure to high levels of radon and recommends that radon levels be tested in all Residences.  Purchaser acknowledges that Seller neither claims nor possesses any special expertise in the measurement or reduction of radon or NORM.  Purchaser further acknowledges that Seller has not undertaken any evaluation of the presence or risks of radon or NORM with respect to the Property nor has it made any representation or given any other advice to Purchaser as to acceptable levels or possible health hazards of radon and NORM.  SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE PRESENCE OR ABSENCE OF RADON, NORM OR OTHER ENVIRONMENTAL POLLUTANTS WITHIN THE PROPERTY OR THE RESIDENCES TO BE CONSTRUCTED ON THE LOTS OR THE SOILS BENEATH OR ADJACENT TO THE PROPERTY OR THE RESIDENCES TO BE CONSTRUCTED ON THE LOTS PRIOR TO, ON OR AFTER THE APPLICABLE CLOSING DATE.  Purchaser, on behalf of itself and its successors and assigns, hereby releases the Seller from any and all liability and claims with respect to radon gas and any NORM, except claims arising as a result of fraud or other willful misconduct of any Seller Party.

(d)          Soils.  Purchaser acknowledges that soils within the State of Colorado consist of both expansive soils and low-density soils, and certain areas contain potential heaving bedrock associated with expansive, steeply dipping bedrock, which will adversely affect the integrity of a dwelling unit constructed on a Lot if the dwelling unit and the Lot on which it is constructed are not properly maintained.  Expansive soils contain clay mineral, which have the characteristic of changing volume with the addition or subtraction of moisture, thereby resulting in swelling and/or shrinking soils.  The addition of moisture to low-density soils causes a realignment of soil grains, thereby resulting in consolidation and/or collapse of the soils.  Purchaser agrees it shall obtain a current geotechnical report for the Property and individual lot soils report for each Lot containing design recommendations for all structures to be placed upon the Lot (“Purchaser’s Geotechnical Reports”).  Purchaser shall require all Homes to have engineered footing and foundations consistent with results of the individual lot soils report for each Lot and shall take reasonable action as shall be necessary to ensure that the homes to be constructed upon the Lots shall be done in accordance with proper design and construction techniques.  Purchaser shall also provide a copy of Purchaser’s Geotechnical Report for each Lot to Seller within seven (7) days after Seller’s request for the same.  SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE PRESENCE OR ABSENCE OF EXPANSIVE SOILS, LOW-DENSITY SOILS OR DIPPING BEDROCK UPON THE PROPERTY AND PURCHASER SHALL UNDERTAKE SUCH INVESTIGATION AS SHALL BE REASONABLE AND PRUDENT TO DETERMINE THE EXISTENCE OF THE SAME.  Purchaser shall provide all disclosures required by C.R.S. Section 6-6.5-101 in every home sales contract entered in to by Purchaser with respect to subsequent sales of a Lot to a homebuyer.  Purchaser, on behalf of itself and its successors and assigns, hereby releases the Seller from any and all liability and claims with respect to expansive and low-density soils and dipping bedrock located within the Property.  Purchaser shall also indemnify, defend and hold all Seller Parties harmless from and against any claims asserted by all subsequent owners of the Lots relating to geotechnical or soils conditions on the Lots; provided that Purchaser is not required to indemnify consultants, contractors and subcontractors who contract with Seller and who perform services or supply labor, materials, equipment, and other work relating to geotechnical or soils conditions on the Lots that is necessary for the Lots to satisfy the requirements set forth herein.

(e)          Reserved.

(f)          No Reliance on Documents.  Except for and subject to the representations, warranties, covenants and agreements of Seller expressly stated in this Contract and/or expressly set forth in the documents executed by Seller at Closing (collectively, the “Seller’s Express Representations”), Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information (including, without limitation, the Seller Documents) delivered by Seller or its brokers or agents to Purchaser in connection with the transactions contemplated hereby. Except for and subject to Seller’s Express Representations, all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser.  The Seller Parties shall not be liable to Purchaser for any inaccuracy in or omission from any such reports, except for Seller’s Express Representations.  Purchaser hereby represents to Seller that, to the extent Purchaser deems the same to be necessary or advisable for its purposes, and without waiving the right to rely upon the Seller’s Express Representations: (i) Purchaser has performed or will perform such independent inspection and investigation of the Lots and has also investigated or will investigate the operative or proposed governmental laws, ordinances and regulations to which the Lots may be subject, as Purchaser deems necessary, and (ii) Purchaser shall acquire the Lots solely upon the basis of its own or its experts' independent inspection and investigation, including, without limitation; (A) the quality, nature, habitability, merchantability, use, operation, value, fitness for a particular purpose, marketability, adequacy or physical condition of the Lots or any aspect or portion thereof, including, without limitation, any appurtenances, access, landscaping, parking facilities, electrical, plumbing, sewage, and utility systems, facilities and appliances, soils, geology, or groundwater; (B) the dimensions or sizes of the Lots; (C) the development or income potential, or rights of or relating to, the Lots; (D) the zoning or other legal status of the Lots or any other public or private restrictions on the use of the Lots; (E) the compliance of the Lots with any and all applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions; (F) the ability of Purchaser to obtain any necessary governmental permits for Purchaser's intended use or development of the Lots; (G) the presence or absence of Hazardous Materials on, in, under, above or about the Lots or any adjoining or neighboring property; (H) the condition of title to the Lots; or (I) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the Lots, except as provided in Seller’s Express Representations.

(g)         As Is.  Except for and subject to Seller’s Express Representations Purchaser acknowledges and agrees that it is purchasing the Property based on its own inspection and examination thereof, and Seller shall sell and convey to Purchaser and Purchaser shall accept the Property on an “AS IS, WHERE IS, WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN” basis in an "AS IS" physical condition and in an "AS IS" state of repair (subject to the Finished Lot Improvements obligation set forth in Section 5(c) hereof), including with respect to each of the Lots, the geological conditions of the Lots (including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, and limitations regarding the withdrawal of water and faulting), and that Seller has not made, does not make and specifically negates and disclaims any representations, warranties or guaranties of any kind or character whatsoever, whether express or implied, oral or written (including any statements made in any Seller Documents), past, present, future or otherwise, of, as to, concerning or with respect to the geological conditions of the Lots, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water and faulting.  Except for and subject to Seller’s Express Representations, to the extent not prohibited by law the Purchaser hereby waives, and Seller disclaims all warranties of any type or kind whatsoever with respect to the Property, whether express or implied, direct or indirect, oral or written, including, by way of description, but not limitation, those of habitability, fitness for a particular purpose, and use.  Without limiting the generality of the foregoing, Purchaser expressly acknowledges that, except for and subject to Seller’s Express Representations, Seller makes no representations or warranties concerning, and hereby expressly disclaims any representations or warranties concerning the following: (i) the value, nature, quality, or condition of the Property; (ii) any restrictions related to development of the Property; (iii) the applicability of any governmental requirements; (iv) the suitability of the Property for any purpose whatsoever; (v) the presence in, on, under or about the Property of any Hazardous Material or any other condition of the Property which is actionable under any Environmental Law (as such terms are defined in this Section 10); (vi) compliance of the Property or any operation thereon with the laws, rules, regulations or ordinances of any applicable governmental body; or (vii) the presence or absence of, or the potential adverse health, economic or other effects arising from, any magnetic, electrical or electromagnetic fields or other conditions caused by or emanating from any power lines, telephone lines, cables or other facilities, or any related devices or appurtenances, upon or in the vicinity of the Property.  EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS, SELLER SHALL NOT BE LIABLE TO PURCHASER FOR ANY CONSTRUCTION DEFECT, ERRORS, OMISSIONS, OR ON ACCOUNT OF SOILS CONDITIONS OR ANY OTHER CONDITION AFFECTING THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THOSE MATTERS DESCRIBED ABOVE, AND PURCHASER AND ANYONE CLAIMING BY, THROUGH OR UNDER PURCHASER (EXCEPT PURCHASER’S HOMEBUYERS) HEREBY FULLY RELEASES SELLER, ITS PARTNERS, EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, ATTORNEYS AND AGENTS (BUT NOT INCLUDING ANY THIRD PARTY PROFESSIONAL SERVICE PROVIDERS [E.G., ENGINEERS, ETC.], CONTRACTORS OR SIMILAR FIRMS OR PERSONS) FROM ANY CLAIM AGAINST ANY OF THEM FOR ANY COST, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION OR CAUSE OF ACTION  (INCLUDING, WITHOUT LIMITATION, ANY RIGHTS OF CONTRIBUTION) ARISING FROM OR RELATED TO ANY CONSTRUCTION DEFECTS, ERRORS, OMISSIONS, OR OTHER CONDITIONS AFFECTING THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THOSE MATTERS DESCRIBED ABOVE AND INCLUDING ANY ALLEGED NEGLIGENCE OF SELLER.  The release and waiver set forth in this Section 10(g) shall not apply to any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to (i) fraud, gross negligence or other willful misconduct of any Seller Party or (ii) any claims against contractors or subcontractors for construction defects in the Finished Lot Improvements; provided, however, that Purchaser shall first seek to enforce claims against such contractors and/or subcontractors conducting the work and only if Purchaser is unable to achieve full satisfaction of their claims after filing and pursuing through final judgment, litigation, then Purchaser shall have the right to seek relief from the Seller Parties.

As used herein, "Hazardous Materials" shall mean, collectively, any chemical, material, substance or waste which is or hereafter becomes defined or included in the definitions of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutant" or "contaminant," or words of similar import, under any Environmental Law, and any other chemical, material, substance, or waste, exposure to, disposal of, or the release of which is now or hereafter prohibited, limited or regulated by any governmental or regulatory authority or otherwise poses an unacceptable risk to human health or the environment.

As used herein, "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation, whether written or oral, by any person, organization or agency alleging potential liability, including without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, including diminution of the market value of the Property or any part thereof, personal injuries or penalties arising out of, based on or resulting from the presence or release into the environment of any Hazardous Materials or resulting from circumstances forming the basis of any violation or alleged violation of any Environmental Laws, and any and all claims by any person, organization or agency seeking damages, contribution, indemnification, costs, recovery, compensation or injunctive relief relating to same.

As used herein, "Environmental Laws" shall mean all applicable local, state and federal environmental rules, regulations, statutes, laws and orders, as amended from time to time, including, but not limited to, all such rules, regulations, statutes, laws and orders regarding the storage, use and disposal of Hazardous Materials and regarding releases or threatened releases of Hazardous Materials to the environment.

(h)          Release.  Purchaser agrees that, except for and subject to Seller’s Express Representations, Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of geotechnical or soils conditions or on account of any other conditions affecting the Property, because Purchaser is purchasing the Property AS IS, WHERE-IS, and WITH ALL FAULTS.  Purchaser, or anyone claiming by, through or under Purchaser (except for Purchaser’s homebuyers), hereby fully releases the Seller Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against the Seller Parties for any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to any defects, errors, omissions, soils conditions or other conditions affecting the Property or the suitability or fitness of the Property, except to the extent that such loss or other liability derives or results from a breach of the Seller’s Express Representations. Purchaser hereby waives any Environmental Claim (as defined in this Section) which it now has or in the future may have against Seller, provided however, such waiver of any Environmental Claim shall not apply to the activities of any Seller Parties, including without limitation activities to be performed by the Seller hereunder to Substantially Complete the Finished Lot Improvements.  The foregoing release and waiver shall be given full force and effect according to each of its express terms and provisions, including, but not limited to, those relating to unknown and suspected claims, damages and causes of action. The release and waiver set forth in this paragraph shall not apply to any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to (i) fraud or other willful misconduct of any Seller Party or (ii) any claims against contractors or subcontractors for construction defects in the Finished Lot Improvements; provided, however, that Purchaser shall first seek to enforce claims against such contractors and/or subcontractors conducting the work and only if Purchaser is unable to achieve full satisfaction of their claims after filing and pursuing through final judgment, litigation, then Purchaser shall have the right to seek relief from the Seller Parties.

(i)          Indemnification.  Purchaser shall indemnify, defend (with counsel reasonably selected by Purchaser with Seller approval) and hold harmless the Seller Parties of, from and against any and all claims, demands, liabilities, losses, expenses, damages, costs and reasonable attorneys’ fees that any of the Seller Parties may at any time incur by reason of or arising out of: (A) any work performed in connection with or arising out of Purchaser’s acts or omissions; (B) Purchaser’s failure to perform its work on the Property in accordance with applicable laws; (C) either personal injuries or property damage by reason of or arising out of the geologic, soils or groundwater conditions on the Property; (D) Purchaser’s or its successor’s development, construction, use, ownership, management, marketing or sale activities associated with the Lots (including, without limitation, land development, grading, excavation, trenching, soils compaction and construction on the Lots performed by or on behalf of Purchaser (including, but not limited to, by all subcontractors and consultants engaged by, or on behalf of, Purchaser); (E) the soils, subsurface geologic, groundwater conditions or the movement of any Home constructed on the Lots after a Closing by Purchaser, its successors or assigns; (F) the design, engineering, structural integrity or construction of any Homes constructed on a Lot after a Closing by Purchaser; or (G) any claim asserted by Purchaser’s homebuyers or their successors in interest, including without limitation, claims for construction defects related to any work performed by, or on behalf of, Purchaser, or related to any soils, subsurface geologic or groundwater conditions affecting the Lots.  The foregoing indemnity obligations of Purchaser include any acts and omissions of Purchaser, its agents, consultants and other parties acting for or on behalf of Purchaser (“Purchaser Parties”).  Notwithstanding the foregoing, Purchaser is not required by this indemnification provision to indemnify the Seller against (1) Seller's failure to perform its obligations under this Contract or under any of the Closing documents, (2) Seller's gross negligence or willful misconduct, (3) Seller’s breach of any Seller’s Express Representation, or (4) claims arising directly from the decisions, actions or omissions of Seller acting in its capacity as declarant under the Master Declaration; and further provided that Purchaser is not required to indemnify consultants, contractors and subcontractors who contract with Seller and who perform services or supply labor, materials, equipment, and other work relating to geotechnical or soils conditions on the Lots that is necessary for the Lots to satisfy the requirements set forth herein.

(j)          The provisions of this Section 10 shall survive each Closing and the delivery of each respective deed to the Purchaser.

11.        Seller’s Representations. Seller hereby represents and warrants to Purchaser as follows (the following Subsections collectively referred to herein as "Seller’s Representations"):

(a)       Organization.  Seller is a limited liability company duly organized and validly existing under the laws of the State of Colorado.

(b)        Litigation.  There is no pending litigation, and to Seller’s Actual Knowledge (as defined in this Section 11) there is no threatened litigation which could materially adversely affect the Property or Seller’s ability to perform hereunder.

(c)         Non-Foreign Person.  Seller is not a "foreign person" as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and applicable regulations.

(d)       Condemnation.  Seller has received no written notice of any pending or threatened condemnation or eminent domain proceedings which may affect the Property or any part thereof.

(e)          Execution and Delivery.  The execution, delivery and performance of this Contract by Seller does not and will not result in a breach of, or constitute a default under, any indenture, loan or credit agreement, mortgage, deed of trust or other agreement to which Seller is a party.

(f)         Default.  To Seller’s Actual Knowledge, Seller has not defaulted under any covenant, restriction or contract affecting the Property, nor has Seller caused by its act or omission an event to occur which would with the passage of time constitute a breach or default under such covenant, restriction or contract.

(g)          Violation of Law.  Seller has not received any written notice of non-compliance, and to Seller’s Actual Knowledge, there is no non-compliance of the Property with respect to any federal, state or local laws, codes, ordinances or regulations relating to the Property.

(h)         Rights.  Seller has not granted to any party, other than Purchaser hereunder, any option, contract, right of refusal or other agreement with respect to a purchase or sale of the Property.

(i)       Environmental.  Neither Seller nor, to Seller's Actual Knowledge, any third party, has used, generated, transported, discharged, released, manufactured, stored or disposed of any Hazardous Materials from, into, at, on, under or about the Property in any manner which violates federal, state, or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production, or disposal of Hazardous Material.

(j)          Seller Documents.  To Seller’s Actual Knowledge, the Seller Documents are not false, incomplete or misleading.

(k)       Bankruptcy. To Seller’s Actual Knowledge, there are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy or under any applicable debtor relief laws or any other litigation contemplated by or pending or threatened against Seller or the Property.

For purposes of the foregoing, the phrase "Seller’s Actual Knowledge" shall mean the current, actual, personal knowledge of Mark Harding as President of Seller, without any duty of investigation or inquiry and without imputation of any other person’s knowledge. Seller represents and warrants that Mr. Harding is the Seller Party most familiar with the Property and the Seller Representations.  The fact that reference is made to the personal knowledge of the above identified individual shall not render such individual personally liable for any breach of any of the foregoing representations and warranties; rather, Purchaser’s sole recourse in the event of any such breach shall be against Seller, and Purchaser hereby waives any claim or cause of action against the above identified individual arising from Seller’s Representations.  In the event that any information contained in the Seller Documents conflicts with Seller’s Representations set forth in this Section, the Seller Documents shall govern and control and such inconsistency shall not constitute a breach by Seller of its Seller’s Representations herein.  Seller and Purchaser shall notify the other in writing immediately if any Seller’s Representation becomes untrue or misleading in light of information obtained by Seller or Purchaser after the Effective Date.  In the event that Purchaser has actual knowledge that any of Seller’s Representations are untrue or misleading, or of a breach of any of Seller’ Representations prior to a Closing, without the duty of further inquiry, and Purchaser elects to close, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith.

Seller’s Representations shall survive each respective Closing for a period of twelve (12) months, except that any claim for which legal action is filed within such time period shall survive until resolution of such action, and except to the extent of any matter that is waived by Purchaser pursuant to the previous paragraph (and any such matter waived pursuant to the previous paragraph shall not survive Closing).

Seller makes no promises, representations or warranties regarding the construction, installation or operation of any amenities within the Development, including without limitation, clubhouses, swimming pools and sports courts.  To the extent that any development plans, site plans, renderings, drawings, marketing information or other materials related to the Development include, depict or imply the inclusion of any amenities in the Development, they are included only to illustrate possible amenities for the Development that may or may not be built and Purchaser shall not rely upon any such materials regarding the construction, installation or operation of any amenities within the Development.

12.        Purchaser’s Obligations. Purchaser shall have the following obligations, each of which shall survive each respective Closing for a period of 12 months and, where noted, termination of this Contract for a period of 12 months.  Notwithstanding any contrary provision set forth in this Contract, Seller shall have the right to enforce said obligations by means of any legal or equitable proceedings including, but not limited to, suit for actual damages and injunctive relief, but excluding exemplary, consequential or punitive damages:

(a)         Master Covenants; PID Service Plan.  Purchaser shall comply with all obligations applicable to Purchaser under the Master Covenants and under the PID Service Plan.

(b)       Compliance with Laws.  Purchaser shall comply with and abide by all laws, ordinances, statutes, covenants, rules and regulations, building codes, permits, association documents and other recorded instruments (as they are from time to time amended, supplemented or changed) which regulate any activities relating to Purchaser’s entry on the Property, or its use, ownership, construction, sale or investigation of any Lot or any improvements thereon.

(c)         Entry Prior to Closing.  From and after the Effective Date of this Contract until the Closing Date or earlier termination of this Contract, and so long as no default by Purchaser exists under this Contract, Purchaser and its agents, employees and representatives shall be entitled to enter upon the Property for purposes of conducting soil and other engineering tests and to inspect and survey any of the Property.   If the Property is altered or disturbed in any material manner in connection with any of Purchaser’s activities, Purchaser shall immediately return the Property to substantially the condition existing prior to such activities. Purchaser shall promptly refill holes dug and otherwise repair any damage to the Property as a result of its activities.  Purchaser and its agents shall not have the right to conduct any invasive testing (e.g., borings, drilling, soil/water sampling, etc.), except standard geotech and environmental preliminary investigation, on the Lots, including, without limitation, any so-called "Phase II" environmental testing, without first obtaining Seller's written consent (and providing Seller at least seventy-two (72) hours' prior written notice), which consent may be withheld by Seller in its reasonable discretion and shall be subject to any terms and conditions imposed by Seller in its reasonable discretion.  Purchaser shall not permit any lien to attach to the Property or any portion of the Property as a result of Purchaser’s activities. Purchaser shall indemnify, defend and hold Seller, its officers, directors, shareholders, employees, agents and representatives harmless from and against any and all mechanics’ and materialmen’s liens, claims (including, without limitation, personal injury, death and property damage claims), damages, losses, obligations, liabilities, costs and expenses including, without limitation, reasonable attorneys’ fees incurred by Seller, its officers, directors, shareholders, employees, agents and representatives or their property arising out of any breach of the provisions of this Section 12(c) by Purchaser, its agents, employees or representatives.  The foregoing indemnity obligation of Purchaser includes acts and omissions of Purchaser and all agents, consultants and other parties acting for or on behalf of Purchaser.  Purchaser shall maintain in effect (or cause its consultants to maintain in effect) during its inspection of the Property commercial general liability coverage for bodily injury and property damage in the amount of at least $2,000,000.00 combined single limit, and automobile liability coverage for bodily injury and property damage in the amount of at least $2,000,000.00 combined single limit, and the policy or policies of insurance shall be issued by a reputable insurance company or companies which are qualified to do business in the State of Colorado and shall name Seller as an additional insured.  In addition, before entering upon the Property, Purchaser shall provide Seller with valid certificates indicating such insurance is in effect.  The foregoing indemnity shall not apply to claims due to (i) Hazardous Materials or conditions that are not placed on the Property or caused by Purchaser or its agents, (ii) pre-existing matters, (iii) or Seller’s actions or inactions.  The indemnity and agreement set forth in this Section 12(c) shall survive the expiration or termination of this Contract for any reason.

(d)        Architectural Approval.  In order to assure that homes constructed by Purchaser are compatible with the other residential construction in the Development and the architectural, design, and landscaping criteria and guidelines included in the approved Administrative Site Plan applicable to the Property (the “ASP Criteria”) and are otherwise acceptable to Seller, all construction and landscaping on the Lots shall be subject to the prior review and approval of Seller.  The Master Covenants provide for the formation of an architectural review committee (“Architectural Review Committee”) and for the promulgation and adoption of design guidelines (“Design Guidelines”) to be applied by the Architectural Review Committee.  The Master Covenants and the Design Guidelines provide for an exemption from obtaining Architectural Review Committee approval for the Seller and any other person whose House Plans (as hereinafter defined) has been reviewed and approved by the Seller.

(i)        Purchaser shall submit to Seller the Purchaser’s elevations, floor plans, typical landscape plans, exterior color palettes (“House Plans”) for homes and other buildings, structures and improvements to be located on the Lots (herein “Homes”, “Houses”, or “Residences”) within forty-five (45) days following delivery of the ASP to Purchaser.  Seller will review the House Plans and Seller shall deliver notice to Purchaser of the Seller’s approval or disapproval of the House Plans within ten (10) business days after receipt of the House Plans, with such approval not to be unreasonably withheld, conditioned or delayed, so long as such plans substantially comply and are generally consistent and compatible with the ASP Criteria.  If Seller fails to so notify Purchaser of approval or disapproval within such 10-business day period, the House Plans shall be deemed approved and/or an appropriate exemption shall be given to Purchaser.  In the event of disapproval, Purchaser shall revise and resubmit the House Plans to the Seller for reconsideration, addressing the matters disapproved by the Seller, and the procedure set forth above shall be repeated until the House Plans are approved by the Seller.  After Seller approves the Purchaser’s House Plans, and before Purchaser commences construction of Homes on the Lots, Purchaser shall submit to Seller any material changes in the approved House Plans. Seller shall review the material changes for general consistency and compatibility with the standards and criteria set forth in the ASP Criteria and if Seller approves such changes, Seller shall notify Purchaser within ten (10) business days of its approval, not to be unreasonably withheld, conditioned or delayed.

(ii)       Purchaser shall perform all construction, development and landscaping in accordance with the approved House Plans and in conformity with the Master Covenants and the ASP Criteria and all other requirements, rules, regulations of any Authority.  Purchaser and Seller acknowledge that the County will not conduct architectural review nor issue approval of Purchaser’s House Plans, but rather requires the building permit applicant to comply with the ASP Criteria.  Seller’s approval of Purchaser’s House Plans is only intended as a review for compatibility with other residential construction in the Development and the ASP Criteria and does not constitute a representation or warranty that Purchaser’s House Plans comply with ASP Criteria and Purchaser shall be responsible for confirming such compliance.

(e)          Disclosures to Homebuyers.  Purchaser shall include in each contract for the sale of any Home constructed by Purchaser in the Development, any and all disclosures required by applicable laws, as well as disclosures related to: (i) District debt service assessments, (ii) District maintenance special assessments, (iii) expansive/low-density soils, (iv) oil, gas, and mineral activity in the area, and (v) other contiguous and nearby uses.

13.         Uncontrollable Events. Notwithstanding any contrary provision of this Contract, the time for performance of any obligation of Seller or Purchaser under this Contract (except for any monetary obligation of either party) shall be extended if such performance is delayed due to any act, or failure to act, of any Authority, strike, riot, act of war, act of terrorism, act of violence, weather, act of God, epidemic/pandemic, or any other act, occurrence or non-occurrence beyond such party’s reasonable control (each, an “Uncontrollable Event”).  Any extension under the preceding sentence shall continue for a length of time reasonably necessary to satisfy such delayed obligation; provided, that in no event shall such extension be less than the duration of such Uncontrollable Event. If a party claims a delay due to an Uncontrollable Event, then such party shall provide written notice to the other party not more than thirty (30) days after the occurrence of a condition that constitutes an Uncontrollable Event, which notice shall reasonably detail the reason(s) giving rise to the Uncontrollable Event and a reasonable estimation of the duration (to the extent determinable at the time of such notice) of the delay that was caused by the Uncontrollable Event.  Each party will make efforts to minimize the delay from any such Uncontrollable Event to the extent reasonably feasible; provided, however, that neither party shall be required to use extraordinary means and/or incur extraordinary costs in order to satisfy its obligations.

14.         Cooperation. Purchaser shall reasonably cooperate with and require its agents, employees, subcontractors and other representatives to reasonably cooperate with Seller in construction within the Development, including, where applicable, the granting of a nonexclusive license to enter upon the Property conveyed to Purchaser.  Purchaser shall execute documentation reasonably required by Seller to effectuate any desired modification or change in connection with Seller’s activities in the Development including, without limitation, amendments or restatements of the Master Covenants, or any Final Plat; provided, however, Purchaser shall not be obligated to execute any such documentation if it will materially adversely affect the fair market value or use of the Property or Purchaser’s ability to construct or to sell its proposed homes within the Property, or if it will materially increase the cost of ownership or construction or interfere with ownership or construction.

15.          Fees. Subject to the provisions of Sections 16 and 18 below:

(a)         FHA/VA.  Seller shall not be required to obtain any approvals pursuant to FHA, VA or other governmental programs relating to the Lots or the financing of improvements thereon.

(b)          Utility Company Refunds.  Any refunds from utility providers relating to construction deposits for the Property shall be the exclusive property of Seller.  Purchaser shall cooperate at no cost to Purchaser with Seller in turning over any such funds and directing those funds to Seller.

16.         Water and Sewer Taps; Fees; and District Matters.

(a)          Rangeview Metropolitan District. The water and sewer service provider for the Lots is the Rangeview Metropolitan District (“Rangeview”) and Purchaser shall be required to purchase water and sewer taps for the Lots from Rangeview pursuant to the terms and provisions of a tap purchase agreement in a form substantially consistent with the one attached hereto and incorporated herein as Exhibit E (the “Tap Purchase Agreement”).  Pursuant to the Tap Purchase Agreement, Rangeview will agree to sell to Purchaser, and Purchaser will agree to purchase from Rangeview, a water and sewer tap for each Lot in conjunction with the issuance of a building permit for a Lot.  The Tap Purchase Agreement shall be executed by Rangeview and Purchaser on or before the date of the First Closing.  If Rangeview and Purchaser are unable to agree on a Tap Purchase Agreement before the expiration of the Due Diligence Period, this Contract will terminate, the Initial Deposit shall be promptly returned to Purchaser, Purchaser shall deliver to Seller all information and materials received by Purchaser from Seller pertaining to the Property and any non-confidential and non-proprietary information otherwise obtained by Purchaser pertaining to the Property (but specifically excluding any environmental reports or information), and thereafter the parties shall have no further rights or obligations under this Contract except as otherwise provided in Section 25 below.  The combined cost to purchase a water tap and sewer will be dependent on Lot size, house square footage, number of floors, driveway lanes, outdoor irrigated square footage, and xeriscape square footage. For example, based on Rangeview’s rates and charges as of the Effective Date as set forth in the fee schedule attached hereto as Exhibit F (the “Lot Development Fee Schedule”), a 5,500 square foot lot with a 2,400 square foot house 2 story 2 car garage with 1,500 square feet of grass would have a computed tap fee equating to a .9 SFE (1 SFE equal to .4 acre feet of water demand per year) or $24,488.10, and a sewer tap fee of $4,752.

(b)         District Governance and Financial Matters.  The Property is included within the boundaries of the District and with water and sewer service provided by Rangeview.  Persons affiliated with Seller have been elected or appointed to the board of directors (“Board”) of the District and Rangeview and serve in that capacity.  Purchaser shall not qualify any persons affiliated with Purchaser as its representative to serve on the Board of the District or Rangeview and this prohibition shall survive all Closings and delivery of deeds hereunder until no person affiliated with Seller serves on the Board; provided, however, that entering into a contract for sale or sale of any Lot with a Home thereon to any person affiliated with Purchaser shall not constitute a violation of this Section.  The District has been formed for purposes that include, but are not limited to financing, owning, maintaining and/or managing certain tracts and infrastructure improvements (“District Improvements”) to serve the Development, including the Lots.  Purchaser acknowledges that: (i) the construction of District Improvements shall be without compensation or reimbursement to Purchaser; and (ii) any reimbursements, credits, payments, or other amounts payable by the District or Rangeview on account of the construction of District Improvements or any other matters related thereto (“Metro District Payments”) shall remain the property of the Seller and shall not be conveyed to or otherwise be claimed by Purchaser.  Upon request of Seller, the District, or Rangeview, Purchaser will execute documents that may be reasonably required to confirm Purchaser’s waiver of any right to Metro District Payments.  The provisions of this Section are material in determining the Purchase Price, and the Purchase Price would have been higher but for the provisions of this Section.  This Section shall survive each Closing as set forth herein.

(c)          Sky Ranch Community Authority Board.  Pursuant to the Colorado Constitution, Article XIV, Sections 18(2)(a) and (b), and C.R.S. Sections 29-1-203 and -203.5, metropolitan districts may cooperate or contract with each other to provide any function, service or facility lawfully authorized to each, and any such contract may provide for the sharing of costs, the impositions of taxes, and the incurring of debt. Pursuant to the Modified Service Plans for Sky Ranch Metropolitan District Nos. 1, 3, 4 and 5 (“Sky Ranch Districts”), approved by Arapahoe County on September 14, 2004, as amended (“Service Plans”), and pursuant to statutory authority, the Sky Ranch Metropolitan District Nos. 1 and 5 have entered into a Sky Ranch Community Authority Board Establishment Agreement (“CABEA”), creating the CAB. It is anticipated that the Boards of Sky Ranch Metropolitan District Nos. 3 and 4 will elect to become parties to the CABEA in the future. The CABEA authorizes the CAB and the Sky Ranch Districts that are parties to the CABEA to cooperate and contract with each other regarding administrative and operational functions. One or more of the Sky Ranch Districts, the CAB or other governmental entity may enter into an intergovernmental agreement pursuant to C.R.S. §§ 29-1-203 and – 203.5 to create the Regional Improvements Authority to use revenue generated by the imposition of the Regional Improvements Mill Levy to plan, design, acquire, construct, installation, relocation and/or redevelopment, and the administration, overhead and operations and maintenance costs incurred with respect to the Regional Improvements serving the Development. The Regional Improvement Authority’s authority may include, without limitation, (i) sharing or pledging revenue, including ad valorem taxes, to provide a source of funding to pay for specific regional improvements that serve the Development, (ii) the issuance of debt by the CAB or other governmental authority to pay for regional improvements, and (iii) the construction of regional improvements. If and to the extent that the District enters into such an IGA, Builder agrees that it will not object to the intergovernmental agreement creating the Regional Improvements Authority; provided that the total mill levy on a Lot does not exceed Maximum Mills Limitation.

(d)          Fees.

(i)          Seller shall pay any and all of the following to the extent imposed by any Authority in connection with the Property conveyed to Purchaser: (i) any parks and recreation fees (including park dedication requirements and/or cash-in-lieu payments related to the Property as part of the platting thereof); (ii) drainage fees; (iii) fees for payment-in-lieu of school land dedications.

(ii)         Purchaser shall pay all costs, expenses, and fees that may be imposed by any Authority which are related to the construction, use or occupancy of the Homes to be constructed on the Lots and any ongoing or periodic maintenance and operations fees and charges levied or otherwise imposed on Lot owned by Purchaser by any Authority, including without limitation, those fees set forth on the Lot Development Fee Schedule set forth on Exhibit F; provided, however, that the fees set forth therein are reflective only of the assessment as of the Effective Date hereof and are subject to periodic increases as determined by the assessing Authority.  Seller shall reasonably cooperate with Purchaser in providing updated fees  and fee schedules during the Due Diligence Period and prior to Closing. Without limiting the foregoing, and except for the fees to be paid by Seller pursuant to Section 16(d)(i) above, Purchaser shall pay any and all of the following to the extent imposed in connection with the Property conveyed to Purchaser: (i) system development fees; (iii) any infrastructure (facility) fee, including, without limitation, any transportation/road fee, which may be imposed either by the County, the District or other Authority; (iv) any impact fees and payment-in-lieu of land dedication fees imposed for roads or other facilities that are payable at issuance of a building permit for a home constructed on a Lot; and (v) any excise fees.

(iii)        As of the Effective Date, the District does not levy a system development fee (“SDF”) against property within the District.  If the District at any time before a Closing adopts a SDF, then at such Closing (and subsequent Closings) the Purchaser shall pay the District’s SDF applicable to the Lots acquired at such Closings.  In order to offset Purchaser’s payment of the District’s SDF for a Lot at a Closing, Purchaser shall receive a credit against the Purchase Price paid by Purchaser for such Lot at such Closing equal to the amount of the District’s SDF paid by Purchaser for the Lot.

(iv)       The covenants set forth in this Section 16 shall survive each respective Closing and shall represent a continuing obligation until the complete satisfaction or payment thereof.

17.        Homeowners’ Association. Certain alleys, walkways, landscape tracts, and other private improvements will serve the Property and may also serve lots acquired by other builders within Phase B.  In order to address the maintenance obligations related to such private improvements, Seller shall establish a homeowners’ association that will own and/or maintain such private improvements (the “Homeowners’ Association”) and cause the Lots to be annexed into such Homeowners’ Association at Closing hereunder.  Within thirty (30) days after the Effective Date, Seller will deliver to Purchaser (and the other builders) for its review and reasonable approval, a declaration with respect to the maintenance of those private improvements (the “Maintenance Declaration”).  Purchaser shall have until fifteen (15) days before the end of the Due Diligence Period, as the same may be extended, to notify Seller in writing of any objection that Purchaser may have to the draft Maintenance Declaration.  On or before the fifth (5th) business day following Seller’s receipt of Purchaser’s objections to the draft Maintenance Declaration, Seller shall notify Purchaser, in writing, whether Seller elects to make such modifications to the draft Maintenance Declaration, with Seller not to unreasonably withhold its consent to Purchaser’s request; provided, however, that if Seller does not elect to modify, or elects to modify and does not thereafter modify the Maintenance Declaration within such 5-business day period and such decision is made on a reasonable basis, Purchaser shall have the right to either: (i) terminate this Agreement by delivery of a written termination notice to Seller on or before the end of the Due Diligence Period, in which event the entire Initial Deposit shall be promptly returned to Purchaser, Purchaser shall return to Seller all information and materials received by Purchaser from Seller pertaining to the Property, and thereafter the Parties shall have no further rights or obligations under this Agreement except for those which expressly survive the termination hereof; or (ii) waive any objections to the Maintenance Declaration and proceed with the transaction contemplated by this Agreement, in which event Purchaser shall be deemed to have approved the Maintenance Declaration as to which its objections have been waived.  Upon approval of the form of the Maintenance Declaration by the Parties, the Parties will cause such form to be attached to this Agreement by a mutually executed amendment hereto.  The Maintenance Declaration shall be recorded in the County Records at or before the First Closing and shall constitute a Permitted Exception hereunder.

18.        Reimbursements and Credits. Purchaser shall have no right to any reimbursements and/or cost-sharing agreements pursuant to any agreements entered into between Seller or any of Seller’s affiliates and third parties which may or may not affect the Property.  In addition, Purchaser acknowledges that Seller, its affiliates, the District, the PID, or other metropolitan district, has installed or may install certain infrastructure improvements (“Infrastructure Improvements”), the Interchange Upgrades, and/or donate, dedicate and/or convey certain rights, improvements and/or real property (“Dedications”) to the County or other Authority which benefit all or any part of the Property, together with adjacent properties, and which entitle Seller or its affiliates and/or the Property or any part thereof to certain reimbursements by the County or other Authority or credits by the County or other Authority for park fees, open space fees, school impact fees, capital expansion fees and other governmental fees which would otherwise be required to be paid to the County or other Authority by the owner of the Property or any part thereof from time to time (“Governmental Fees”).  If and to the extent that Purchaser is entitled to a credit or waiver of any Governmental Fees from the County and/or any other Authority as a result of Infrastructure Improvements constructed, or Dedications made, by Seller, its affiliates, the District, or any other Authority, then Purchaser shall pay to or reimburse Seller (or its designated affiliates) an amount equal to such credited or waived Governmental Fee(s) at the time such Governmental Fees would have otherwise been payable to the County or other such Authority by Purchaser or its assignees.  In addition, Purchaser acknowledges that Seller or its affiliate(s) may have negotiated or may negotiate with the County or other Authority for reimbursements to Seller or its affiliates.  Purchaser acknowledges that certain Governmental Fees which may be paid by Purchaser to the County or other Authority may be reimbursed to Seller and/or its affiliates pursuant to the terms of said agreement.  The obligations and covenants set forth in this Section 18 shall survive the Closing of the purchase and sale of the Property and shall represent a continuing obligation of Purchaser until complete satisfaction thereof.  Purchaser shall be released from the obligations in this Section 18 to the extent such obligations are assumed in writing by a subsequent owner of all or a portion of the Property and a copy of such written assumption is furnished to Seller.  Each special warranty deed conveying the applicable portion of the Property at each Closing shall contain the foregoing reimbursement covenant, which reimbursement covenant shall expressly state that it automatically terminates as to any Lot upon issuance of a certificate of occupancy for a Home constructed on the Lot and conveyance of the Lot to a homebuyer.

19.         Name and Logo. The name and logo of "Sky Ranch" are wholly owned by Seller.  Purchaser agrees that it shall not use or allow the use of the name "Sky Ranch" or any logo, symbol or other words or phrases which are names or trademarks used or registered by Seller or any of its affiliates in any manner to name, designate, advertise, sell or develop the Property or in connection with the operation or business located or to be located upon the Property without the prior written consent of Seller, which consent may be withheld for any reason.  Any consent to the use of such names or logos may be conditioned upon Purchaser entering into a license agreement with Seller, as applicable, at no additional cost to Purchaser.  Notwithstanding the foregoing, however, Purchaser shall have a non-exclusive, royalty-free license for so long as Purchaser is building and selling homes in the Development, without the need for any further consent or approval by Seller, to use the name and logo of “Sky Ranch” in connection with the use, marketing, sales, development and operation of the Property, provided that Purchaser shall comply with any requirements uniformly applicable to all homebuilders in Sky Ranch that Seller promulgates with respect to such usage.

20.         Renderings. All renderings, plans or drawings of the Property or the Development locating landscaping, trees and any improvements are artists’ conceptions only and may not accurately reflect their actual location.  Purchaser waives any claims based upon any inaccuracy in the location of such items as depicted on the renderings, plans or drawings.

21.      Communications Improvements. Seller may, but is not obligated to, enter into an agreement with a service provider for the development and installation of Communication Improvements in all or any portion of the Development.  “Communications Improvements” means any equipment, property and facilities, if used or useful in connection with the delivery, deployment, provision or modification of (a) broadband Internet access service; (b) monitoring service, for the benefit of governmental entities, quasi-governmental entities, or utilities, regarding the usage of electricity, gas, water and other resources; (c) video programming or content, including Internet protocol television (a/k/a “IPTV”) service; (d) voice over Internet protocol (a/k/a “VoIP”) service; (e) telecommunications services, including voice; (f) any other service or services delivered by means of the Internet or otherwise delivered by means of digital signals; and (g) any other service or services based on technology that is similar to or is a technological extension of any of the foregoing (“Service”).  Communications Improvements do not include any equipment, facilities or property located on (or in) the home of a person who receives services from the service provider, such as, but not limited to routers, wireless access points, in-house wiring, set-top boxes, game consoles, gateways and other equipment under the control of the owner or occupant of the home.  Seller may grant to such service provider one or more permanent, non-exclusive, perpetual, assignable and recordable easements (collectively referred to as the “Easement”) to access and use the Property and other property within the Development, as necessary, appropriate or desirable, to lay, install, construct, reconstruct, modify, operate, maintain, repair, enhance, upgrade, regulate, remove, replace and otherwise use the Communications Improvements.  So long as any such Easement does not materially interfere with Purchaser’s use of the Lot for its intended purpose or Purchaser’s ability to construct a Home thereon, Purchaser shall not object to and shall cooperate with Seller in connection with the installation and operation of the Communications Improvements.

22.         Soil Hauling. Purchaser shall be responsible for either relocating from the Property all surplus soil generated during Purchaser’s construction of structures on the Property or to import any necessary fill required to complete Purchaser’s construction activities. At the option of Seller, in its sole discretion, the surplus soil shall be transported at Purchaser’s expense to a site designated by Seller within the Development; provided, that Seller has designated and made such a site available to Purchaser at the time Purchaser is ready to transport surplus soils, if any.  If and to the extent that Seller establishes stock pile site within the Development, Seller may modify any such stock pile locations from time to time in Seller’s reasonable discretion (but Purchaser shall not have any obligation to relocate any soil Purchaser previously delivered to the prior designated stock pile site).  At Seller’s request, Purchaser shall supply copies of any reports or field assessments in Purchaser’s possession identifying the material characteristics of the excess soil prior to accepting such soil for fill purposes.  Notwithstanding the foregoing, in the event that Seller does not establish a stock pile site or elects not to accept any surplus soils from Purchaser, then Purchaser shall, at its sole expense, find a purchaser or taker or otherwise transport and dispose of such surplus soil upon such terms as it shall desire, but such surplus soil must still be removed from the Property and may not be stockpiled on the Property or within the Development after construction has been completed. At the option of Developer, in its sole discretion, if Builder needs to import any necessary fill that is required to complete Builder’s construction activities and Developer has fill dirt available on the Property, then Developer may make available to Builder, on terms and conditions determined by Developer, any such fill dirt for transport at Builder’s expense.

23.         Intentionally Deleted

24.         Assignment.

(a)          Seller’s Assignment. Seller may assign its rights and obligations in whole or in part under this Contract without the consent of Purchaser: (i) to any entity that acquires all or substantially all of the Seller’s interests in such Lots which Seller reasonably believes has the financial ability and experience to perform Seller’s obligations under this Contract; or (ii) to an entity that controls, is controlled by, or is under common control with, Seller.

(b)        Purchaser's Assignment.  The obligations of the Purchaser under this Contract are personal in nature, and neither this Contract nor any rights, interests, or obligations of Purchaser under this Contract may be transferred or assigned without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, except that Purchaser may assign its rights or obligations under this Contract, without the prior written consent of Seller to: (i) any affiliate of Purchaser for the sole purpose of constructing Homes on the Lots, (ii) Purchaser affiliate Forestar (USA) Real Estate Group Inc., pursuant to a written “land-banking” agreement, or (iii) with conditions, another third-party with which Purchaser has a contractual right to acquire the Lots pursuant to an option agreement or similar arrangement therewith; provided, however, that, Purchaser shall not, following such assignment, be released from any obligations hereunder. Purchaser’s right to assign its rights or obligations under this Contract pursuant to clause (ii) or (iii) above, shall be conditioned on such assignment being in a writing executed and ratified by Purchaser (and delivered to Seller) and shall provide that such assignee will sell the subject Lots to Purchaser or an affiliate of Purchaser (described in clause (i) above) or if Lots are sold to a third-party, any premium for such Lots in excess of the Purchase Price, shall be paid directly to Seller.

25.        Survival. All covenants and agreements of either party which are intended to be performed in whole or in part after any Closing or termination of this Contract, and all representations, warranties and indemnities by either party to the other under this Contract shall survive such Closing or termination of this Contract and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Seller’s Express Representations pursuant to this Contract shall survive each respective Closing for a period of twelve (12) months, and any action by Purchaser based on a breach of any of such Seller’s Express Representations must be brought within such twelve (12) month period.

26.        Condemnation. If a condemnation action is filed or either party receives written notice from any competent condemning authority of intent to condemn which directly affects any Lot or Lots which Purchaser has a right to purchase, either party may at its sole discretion by written notice to the other party within thirty (30) days following receipt of such condemnation notice terminate this Contract as to the Lots subject to the condemnation action and Purchaser shall receive a refund of the Deposit with respect to those Lots only (the Deposit being applied pro rata equally among all Lots for this purpose), and the parties shall have no further rights or obligations with respect to those Lots.  If the right to terminate is not exercised by either party, this Contract shall remain in full force and effect with respect to the Lot in question and upon exercise of the right to purchase the Lot, the Closing shall proceed in accordance with the terms of this Contract, and condemnation award shall be paid to the party who is the owner of the affected Lot at the time the award is determined by the condemning authority.

27.       Brokers. Each party does hereby represent that it has not engaged any broker, finder, or real estate agent in connection with the transactions contemplated by this Contract.  Each party agrees to and does hereby indemnify and hold the other harmless from any and all fees, brokerage and other commissions or costs (including reasonable attorneys’ fees), liabilities, losses, damages or claims which may result from any broker, agent or finder, licensed or otherwise, claiming through, under or by reason of the conduct of either of them respectively in connection with the purchase of the Lots by Purchaser.  This Section survives the termination of this Contract and all Closings.

28.       Default and Remedies. Time is of the essence hereof.  If any amount received as a Deposit hereunder or any other payment due hereunder is not paid by Purchaser, honored or tendered when due and payable, or if each Closing is not consummated as required in accordance with Section 8 above, or if any other covenant, agreement, obligation or condition hereunder is not performed or waived as herein provided within five (5) business days (or such longer period as expressly provided under this Contract) after the party failing to perform the same has received written notice of such failure, there shall be the following remedies:

(a)         Purchaser’s Default.  If Purchaser is in default under this Contract, Seller may terminate this Contract, in which event the Deposit shall be forfeited and retained on behalf of Seller, and both parties shall, except as otherwise provided herein, thereafter be released from all obligations hereunder.  It is agreed that, except as otherwise provided in this subpart (a) and in subparts (c) and (d) below and except with respect to indemnification by Purchaser as set forth herein, such payments and things of value are LIQUIDATED DAMAGES and are SELLER’S SOLE AND ONLY REMEDY for Purchaser’s failure to perform the obligations of this Contract prior to the Closing. Seller expressly waives all other remedies with respect to a default by Purchaser.

(b)        Seller’s Default.  If Seller is in default under this Contract, Purchaser may elect AS ITS SOLE AND EXCLUSIVE REMEDY either: (i) to treat this Contract as canceled, in which case the Deposit and all sums paid by Purchaser related to Overex shall be returned to Purchaser, and Purchaser shall have the right to recover, as damages, all out‑of‑pocket expenses incurred by it in negotiating this Contract and in inspecting, analyzing or otherwise performing its rights and obligations pursuant to this Contract, but in no event will the amount of such damages exceed Fifty Thousand Dollars ($50,000.00); or (ii) Purchaser may elect to treat this Contract as being in full force and effect and Purchaser shall have a right to specific performance, provided that any such action for specific performance must be commenced within seventy-five (75) days after the expiration of the applicable notice and cure period provided herein, and, in the event specific performance is not available due to the fraud or willful misconduct of Seller, then Purchaser shall have the right to recover, as damages, all out-of-pocket expenses, and in the event specific performance is not available for any other reason, then Purchaser may pursue the remedy set forth in clause (i) above. Seller shall not be liable for and Purchaser shall not be entitled to recover exemplary, punitive, special, indirect, consequential, lost profits or any other damages (except for recovery of out‑of‑pocket expenses as set forth above).

(c)        Indemnity.  Notwithstanding any contrary provision of this Contract, any and all provisions of this Contract pursuant to which a party agrees to indemnify, hold harmless and defend the other party from and against any losses, costs, claims, causes of action or liabilities of any kind or nature, or pursuant to which a party waives any rights or claims that it may have against the other party, shall survive any termination of this Contract, and shall be and remain fully enforceable against a party in accordance with the terms of this Contract and applicable laws and is not limited by any other provisions set forth in this Section 28.

(d)         Award of Costs and Fees.  Anything to the contrary herein notwithstanding, in the event of any litigation arising out of this Contract including without limitation any litigation related to an action for specific performance brought by either party as permitted in accordance with the terms of this Contract, the court shall award the substantially prevailing party all reasonable costs and expenses, including attorneys’ fees, incurred by the substantially prevailing party in the litigation or other proceedings.

(e)          Post-Closing Defaults.  With respect to post-closing defaults, the parties agree that the non-defaulting party shall be entitled to exercise all remedies available at law or in equity, except that damages shall be limited to actual out-of-pocket costs and expenses incurred as a result of such default.  Neither party shall have the right to recover exemplary, punitive, special, indirect, consequential, lost profits or any other damages (except as set forth in subsection (b) and (c) above).

29.         General Provisions. The parties hereto further agree as follows:

(a)         Time of the Essence.  Time is of the essence under this Contract.  In computing any period of time under this Contract, the date of the act or event from which the designated period of time begins to run shall not be included.  The last day of the period so computed shall be included unless it is a Saturday, Sunday, or federal legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday, or federal legal holiday.

(b)         Governing Law and Venue.  This Contract shall be governed by and construed in accordance with the laws of the State of Colorado. Exclusive Venue for all actions arising out of this Contract shall be in the District Court for Arapahoe County, Colorado.

(c)      Severability.  Should any provisions of this Contract or the application thereof, to any extent, be held invalid or unenforceable, the remainder of this Contract and the application thereof, other than those provisions which shall have been held invalid or unenforceable, shall not be affected thereby and shall continue in full force and effect and shall be enforceable to the fullest extent permitted at law or in equity.

(d)        Entire Contract.  This Contract embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and agreements, whether written or oral.

(e)        Exhibits.  All schedules, exhibits and addenda attached to this Contract and referred to herein shall for all purposes be deemed to be incorporated in this Contract by this reference and made a part hereof.

(f)          Further Acts.  Each of the parties hereto covenants and agrees with the other, upon reasonable request from the other, from time to time, to execute and deliver such additional documents and instruments and to take such other actions as may be reasonably necessary to give effect to the provisions of this Contract.

(g)         Compliance.  The performance by the parties of their respective obligations provided for in this Contract shall comply with all applicable laws and the rules and regulations of all governmental agencies, municipal, county, state and federal, having jurisdiction in the premises.

(h)        Amendment.  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written agreement executed by both parties.

(i)         Authority.  Each of the parties hereto represents to the other that each such party has full power and authority to execute, deliver and perform this Contract, that the individuals executing this Contract on behalf of said party are fully empowered and authorized to do so, that this Contract constitutes a valid and legally binding obligation of such party enforceable against such party in accordance with its terms, that such execution, delivery and performance will not contravene any legal or contractual restriction binding upon such party or any of its assets and that there is no legal action, proceeding or investigation of any kind now pending or to the knowledge of each such party threatened against or affecting such party or affecting the execution, delivery or performance of this Contract.  Each of the parties hereto represents to the other that each such party is a duly organized, legal entity and is validly existing in good standing under the laws of the jurisdiction of its formation.

(j)     Notices.  All notices, statements, demands, requirements, or other communications and documents (collectively, "Communications") required or permitted to be given, served, or delivered by or to either party or any intended recipient under this Contract shall be in writing and shall be deemed to have been duly given (i) on the date and at the time of delivery if delivered personally to the party to whom notice is given at the address specified below; or (ii) on the date and at the time of delivery or refusal of acceptance of delivery if delivered or attempted to be delivered by an overnight courier service to the party to whom notice is given at the address specified below; or (iii) on the date of delivery or attempted delivery shown on the return receipt if mailed to the party to whom notice is to be given by first-class mail, sent by registered or certified mail, return receipt requested, postage prepaid and properly addressed as specified below; or (iv) on the date and at the time shown on the electronic mail message if sent electronically to the address specified below, provided that any notice related to a default or termination sent electronically shall also be delivered via first class U.S. Mail, postage prepaid to the address set forth below:

To Seller:	PCY Holdings, LLC
Attn:  Mark Harding
34501 E. Quincy Ave.
Bldg. 34, Box 10
Watkins, Colorado 80137
Telephone: (303) 292-3456
Facsimile: (303) 292-3475
Email: mharding@purecyclewater.com

with a copy to:	Fox Rothschild LLP
1225 17th Street, Suite 2200
Denver, CO  80202
Attn:  Rick Rubin, Esq.
Telephone: (303) 292-1200
Email: rrubin@foxrothschild.com

To Purchaser:	Melody Homes, Inc.
9555 S. Kingston Court
Englewood, CO 80112-5943
Attn:  Graham Silver and William Carlisle
Email:  gsilver@drhorton.com
Email:  wmcarlisle@drhorton.com

with a copy to:	Davis & Ceriani, P.C.
1600 Stout Street, Suite 1710
Denver, CO 80202
Attn: Nicholas A. Dooher, Esq.
Email: ndooher@davisandceriani.com
jbaker@davisandceriani.com

and

Robert Coltin, Esq.
Region Counsel
D.R. Horton, Inc.
9555 S. Kingston Court
Englewood, CO 80112-5943
Email: rcoltin@drhorton.com

(k)          Place of Business.  This Contract arises out of the transaction of business in the State of Colorado by the parties hereto.

(l)         Counterparts; Copies of Signatures; DocuSign.  This Contract may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one (1) and the same instrument, and either of the parties hereto may execute this Contract by signing any such counterpart.  This Contract, any amendments hereto, and the Continuation Notice (if any) may be executed by hand-signatures or by electronic signatures using DocuSign or other similar technology. Such signatures may be transmitted by email. Any such electronic signatures or electronic transmissions of signatures shall be deemed to constitute originals.  In addition, either party and/or the Escrow Agent may rely upon any electronic transmission of any document that is properly executed by the other party.  The ratification of this Contract or any amendment hereto by any of the Authorized Officers on behalf of Purchaser also may be accomplished by either hand signature or by electronic signature using DocuSign or other similar technology.

(m)       Captions; Interpretation.  The section captions and headings used in this Contract are inserted herein for convenience of reference only and shall not be deemed to define, limit or construe the provisions hereof.  Purchaser and Seller acknowledge that each is a sophisticated builder or developer, as applicable, and that each has had an opportunity to review, comment upon and negotiate the provisions of this Contract, and thus the provisions of this Contract shall not be construed more favorably or strictly for or against either party.  Purchaser and Seller each acknowledges having been advised, and having had the opportunity, to consult legal counsel in connection with this Contract and the transactions contemplated by this Contract.

(n)          Number and Gender.  When necessary for proper construction hereof, the singular of any word used herein shall include the plural, the plural shall include the singular and the use of any gender shall be applicable to all genders.

(o)          Waiver.  Any one (1) or more waivers of any covenant or condition by a party hereto shall not be construed as a waiver of a subsequent breach of the same covenant or condition nor a consent to or approval of any act requiring consent to or approval of any subsequent similar act.

(p)         Binding Effect.  Subject to the restrictions on assignment contained herein, this Contract shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(q)         Recordation.  Except as set forth herein below, Purchaser shall not cause or allow this Contract or any memorandum or other evidence thereof to be recorded in the County Records or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion.  Notwithstanding the foregoing to the contrary, upon Seller’s receipt of Purchaser’s Continuation Notice, Seller shall thereafter deliver to the Title Company, in recordable form and as set forth below, a memorandum of this Contract (the “Memorandum of Contract”), in substantially the form of Exhibit H, attached hereto and incorporated herein, together with an executed copy of escrow instructions to be agreed upon by Seller and Purchaser prior to the end of the Due Diligence Period (the “Escrow Instructions”).  At Purchaser’s option, the Memorandum of Contract shall be recorded in the County Records pursuant to the terms and conditions set forth in the Escrow Instructions; provided, however, that the parties acknowledge and agree that at the time of Seller’s delivery of the Memorandum of Contract, as set forth in this Section 29(q), the Property will not be platted into the Lots and accurate metes and bounds legal descriptions of the Lots constituting the Property may not have been prepared.  If Purchaser choses to record the Memorandum of Contract, it will initially include a graphical depiction of the Property (including the approximate location of the Lots), but may not initially include an actual legal description of the Property.  The parties agree that by its recordation in the County Records, the Memorandum of Contract will not affect title to, or otherwise encumber any other portion of the Development, including any other lots located within the Development.   Seller shall deliver the Memorandum of Contract and the Escrow Instructions no later than seven (7) business days after the later to occur of (i) Purchaser’s deposit into escrow of the Additional Deposit (in accordance with Section 3(a) hereof) and (ii) Purchaser’s delivery to the Title Company, in recordable form, of a release of said Memorandum of Contract (the “Release”), to be held and recorded in the County Records pursuant to the terms and conditions set forth in the Escrow Instructions.  Upon receipt of written notice from Seller of Final Approval of each Final Plat, which shall be accompanied by a form of amendment to the Memorandum of Contract (a “Memorandum Amendment”), Purchaser shall within three (3) business days after receipt of such written notice, return to Seller, in recordable form, the Memorandum Amendment which shall reflect the legal description of the Lots as set forth on such Final Plat and such Memorandum Amendment shall be recorded in the County Records.

(r)          No Beneficiaries.  No third parties are intended to benefit by the covenants, agreements, representations, warranties or any other terms or conditions of this Contract.

(s)         Relationship of Parties.  Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of single-family lots.  Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

(t)         Interstate Land Sales Full Disclosure Act and Colorado Subdivision Developers Act Exemptions.  It is acknowledged and agreed by the parties that the sale of the Property will be exempt from the provisions of the federal Interstate Land Sales Full Disclosure Act under the exemption applicable to sale or lease of property to any person who acquires such property for the purpose of engaging in the business of constructing residential, commercial or industrial buildings or for the purpose of resale of such property to persons engaged in such business.  Purchaser hereby represents and warrants to Seller that it is acquiring the Property for such purposes. It is further acknowledged by the parties that the sale of the Property will be exempt under the provisions of the Colorado Subdivision Developers Act under the exemption applicable to transfers between developers.  Purchaser represents and warrants to Seller that Purchaser is acquiring the Property for the purpose of participating as the owner of the Property in the development, promotion and sale of the Property and portions thereof.

(u)       Special Taxing District Disclosure. In accordance with the provisions of C.R.S. §38‑35.7‑101(1), Seller provides the following disclosure to Purchaser:  SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND TAX TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. PURCHASERS SHOULD INVESTIGATE THE SPECIAL TAXING DISTRICTS IN WHICH THE PROPERTY IS LOCATED BY CONTACTING THE COUNTY TREASURER, BY REVIEWING THE CERTIFICATE OF TAXES DUE FOR THE PROPERTY, AND BY OBTAINING FURTHER INFORMATION FROM THE BOARD OF COUNTY COMMISSIONERS, THE COUNTY CLERK AND RECORDER, OR THE COUNTY ASSESSOR.

(v)          Common Interest Community Disclosure.  In accordance with the provisions of C.R.S. §38‑35.7‑102(1), Seller provides the following disclosure to Purchaser:  IF SELLER ELECTS TO FORM A HOMEOWNERS ASSOCIATION UNDER THE MASTER COVENANTS FOR THE DEVELOPMENT, THEN THE PROPERTY IS, OR WILL BE PRIOR TO EACH RESPECTIVE CLOSING, LOCATED WITHIN A COMMON INTEREST COMMUNITY AND IS, OR WILL BE PRIOR TO SUCH CLOSING, SUBJECT TO THE DECLARATION FOR SUCH COMMUNITY. THE OWNER OF THE PROPERTY WILL BE REQUIRED TO BE A MEMBER OF THE OWNER’S ASSOCIATION FOR THE COMMUNITY AND WILL BE SUBJECT TO THE BYLAWS AND RULES AND REGULATIONS OF THE ASSOCIATION. THE DECLARATION, BYLAWS, AND RULES AND REGULATIONS WILL IMPOSE FINANCIAL OBLIGATIONS UPON THE OWNER OF THE PROPERTY, INCLUDING AN OBLIGATION TO PAY ASSESSMENTS OF THE ASSOCIATION. IF THE OWNER DOES NOT PAY THESE ASSESSMENTS, THE ASSOCIATION COULD PLACE A LIEN ON THE PROPERTY AND POSSIBLY SELL IT TO PAY THE DEBT. THE DECLARATION, BYLAWS, AND RULES AND REGULATIONS OF THE COMMUNITY MAY PROHIBIT THE OWNER FROM MAKING CHANGES TO THE PROPERTY WITHOUT AN ARCHITECTURAL REVIEW BY THE ASSOCIATION (OR A COMMITTEE OF THE ASSOCIATION) AND THE APPROVAL OF THE ASSOCIATION. PURCHASERS OF PROPERTY WITHIN THE COMMON INTEREST COMMUNITY SHOULD INVESTIGATE THE FINANCIAL OBLIGATIONS OF MEMBERS OF THE ASSOCIATION. PURCHASERS SHOULD CAREFULLY READ THE DECLARATION FOR THE COMMUNITY AND THE BYLAWS AND RULES AND REGULATIONS OF THE ASSOCIATION.

(w)      Source of Water Disclosure.  In accordance with the provisions of C.R.S. §38‑35.7-104, Seller provides the following disclosure to Purchaser:

THE SOURCE OF POTABLE WATER FOR THIS REAL ESTATE IS:

A WATER PROVIDER, WHICH CAN BE CONTACTED AS FOLLOWS:

NAME:	Rangeview Metropolitan District
ADDRESS:	c/o Special District Management Services, Inc.
141 Union Blvd., Suite 150
Lakewood, Colorado 80228

WEB SITE:	www.rangeviewmetro.org
TELEPHONE:	303-987-0835

SOME WATER PROVIDERS RELY, TO VARYING DEGREES, ON NONRENEWABLE GROUND WATER. YOU MAY WISH TO CONTACT YOUR PROVIDER TO DETERMINE THE LONG-TERM SUFFICIENCY OF THE PROVIDER’S WATER SUPPLIES.

(x)       STORM WATER POLLUTION PREVENTION PLAN. Seller has previously filed a Notice of Intent ("NOI") and/or prepared a Stormwater Pollution Prevention Plan ("SWPPP") to satisfy its stormwater obligations arising from Seller’s work on the Property.  Seller covenants that prior to each Closing Date and until Closing of the Lots, Seller and/or its contractor shall comply with the SWPPP with respect to all of the Lots subject to this Contract which are owned by Seller, and shall comply with all local, state and federal environmental obligations (including stormwater) associated with the Seller’s development work on the Property.  Seller shall indemnify and hold Purchaser harmless from all claims and causes of action arising from breach of the foregoing covenants of Seller to the extent there is an uncured notice of violation issued with respect to any Lot prior to conveyance of such Lot to Purchaser.  From and after conveyance of Lots, and until such time as such Lots are subject to Purchaser’s SWPPP (as hereafter defined), Purchaser shall be solely responsible for complying with the SWPPP, installing and maintaining all required best management practices (“BMPs”), and conducting and documenting all required inspections.  Such obligations include, without limitation, (i) complying with the SWPPP or the Purchaser’s SWPPP, as applicable, (ii) installing and maintaining all required BMPs associated with Purchaser’s ownership of, development of, and construction on the Lots (including without limitation silt fences), and (iii) conducting and documenting all required inspections. Purchaser covenants and Seller acknowledges that, with respect to Lots acquired by Purchaser, Purchaser shall, within ten (10) business days after conveyance of such Lots, at its sole cost and expense (subject to Seller’s prior written approval) submit its own notice of intent for a new stormwater pollution prevention plan (the “Purchaser’s SWPPP”).  Subsequent to the applicable Closing Date, Purchaser shall comply with the Purchaser’s SWPPP with respect to all of the Lots then owned by Purchaser, and shall comply with all local, state and federal environmental obligations (including stormwater) associated with its ownership of, development of, and construction on such Lots.  Purchaser shall indemnify and hold Seller harmless from all third party claims and causes of action solely arising from breach of the foregoing covenants of Purchaser.  Notwithstanding anything to the contrary, Seller is only responsible for complying with the SWPPP to the extent required to complete Seller’s development work, including without limitation the Finished Lot Improvements, on the Property and is otherwise not obligated to install any other storm water management facilities on the Lots, as shown in the CDs, including without limitation, any SWPPP work to be conducted by Purchaser, its successors and assigns.

(y)       Oil, Gas, Water and Mineral Disclosure.  THE SURFACE ESTATE OF THE PROPERTY MAY BE OWNED SEPARATELY FROM THE UNDERLYING MINERAL ESTATE, AND TRANSFER OF THE SURFACE ESTATE MAY NOT NECESSARILY INCLUDE TRANSFER OF THE MINERAL ESTATE OR WATER RIGHTS.

THIRD PARTIES MAY OWN OR LEASE INTERESTS IN OIL, GAS, OTHER MINERALS, GEOTHERMAL ENERGY OR WATER ON OR UNDER THE SURFACE OF THE PROPERTY, WHICH INTERESTS MAY GIVE THEM RIGHTS TO ENTER AND USE THE SURFACE OF THE PROPERTY TO ACCESS THE MINERAL ESTATE, OIL, GAS OR WATER.

SURFACE USE AGREEMENT.  THE USE OF THE SURFACE ESTATE OF THE PROPERTY TO ACCESS THE OIL, GAS OR MINERALS MAY BE GOVERNED BY A SURFACE USE AGREEMENT, A MEMORANDUM OR OTHER NOTICE OF WHICH MAY BE RECORDED WITH THE COUNTY CLERK AND RECORDER.

OIL AND GAS ACTIVITY.  OIL AND GAS ACTIVITY THAT MAY OCCUR ON OR ADJACENT TO THE PROPERTY MAY INCLUDE, BUT IS NOT LIMITED TO, SURVEYING, DRILLING, WELL COMPLETION OPERATIONS, STORAGE, OIL AND GAS, OR PRODUCTION FACILITIES, PRODUCING WELLS, REWORKING OF CURRENT WELLS, AND GAS GATHERING AND PROCESSING FACILITIES.

ADDITIONAL INFORMATION.  PURCHASER IS ENCOURAGED TO SEEK ADDITIONAL INFORMATION REGARDING OIL AND GAS ACTIVITY ON OR ADJACENT TO THE PROPERTY, INCLUDING DRILLING PERMIT APPLICATIONS. THIS INFORMATION MAY BE AVAILABLE FROM THE COLORADO OIL AND GAS CONSERVATION COMMISSION.

(z)         Property Tax Disclosure Summary.  PURCHASER SHOULD NOT RELY ON SELLER’S CURRENT PROPERTY TAXES AS THE AMOUNT OF PROPERTY TAXES THAT PURCHASER MAY BE OBLIGATED TO PAY IN THE YEAR SUBSEQUENT TO PURCHASE.  A CHANGE IN OWNERSHIP OR PROPERTY IMPROVEMENTS TRIGGERS REASSESSMENTS OF THE PROPERTY THAT COULD RESULT IN HIGHER PROPERTY TAXES.  IF PURCHASER HAS ANY QUESTIONS CONCERNING VALUATION, CONTACT THE COUNTY PROPERTY APPRAISER’S OFFICE FOR INFORMATION.

(aa)    Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY LAW, THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVE, RELINQUISH AND FOREVER FORGO THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THE PROVISIONS OF THIS CONTRACT.

(bb)       Purchaser’s Ratification. The “Effective Date” means the last of the following dates: (a) the date this Contract is executed by Purchaser, (b) the date this Contract is executed by Seller, or (c) the date of Purchaser’s corporate ratification, as required by this Section. NOTWITHSTANDING ANY OTHER PROVISION HEREIN, NEITHER THIS CONTRACT NOR ANY AMENDMENT HERETO SHALL BE A VALID, BINDING OR ENFORCEABLE OBLIGATION OF PURCHASER UNLESS AND UNTIL SUCH DOCUMENT IS RATIFIED IN WRITING BY ONE OF THE FOLLOWING EXECUTIVE OFFICERS OF PURCHASER: DONALD R. HORTON, DAVID V. AULD, MICHAEL J. MURRAY, BILL W. WHEAT OR R. DOUGLAS BROWN.  If Purchaser’s corporate ratification of this Contract or any amendment hereto (as set forth in (c) above) is not obtained within fourteen (14) days after mutual execution thereof by Purchaser and Seller, then this Contract shall terminate and thereafter be of no further force and effect.

(cc)        Each Party shall keep the existence and all terms of this Contract strictly confidential, provided that each Party may disclose the same to its attorneys, financial consultants and bona fide lenders on the condition that they agree in advance to be bound by and to observe this covenant and warranty of confidentiality, and provided that Seller shall be liable to Purchaser for any breach of this covenant by such parties.

(dd)      Seller acknowledges receipt of One Hundred Dollars ($100.00) paid to Seller by Purchaser as a Binder/Option Fee, in consideration for which Seller shall be irrevocably bound by the terms of this Contract from and after the date of Seller’s execution hereof.  The Binder/Option Fee shall not be applied against the Purchase Price of the Property at Closing.

(ee)        Survival.  Obligations to be performed subsequent to a Closing shall survive each Closing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Contract effective as of the day and year first above written.

SELLER:

PCY HOLDINGS, LLC, a Colorado limited liability company

By:	/s/ Mark W. Harding
Name:	Mark W. Harding
Title:	President
Date:	10/30/2020

PURCHASER:

MELODY HOMES, INC., a Delaware corporation

By:	/s/ Bill Carlisle
Name:	Bill Carlisle
Title:	Vice President
Date:	10/30/2020

LIST OF EXHIBITS

EXHIBIT A:	CONCEPTUAL DEVELOPMENT PLAN AND LOTTING DIAGRAM

EXHIBIT B:	RESERVATIONS AND COVENANTS

EXHIBIT C:	FINISHED LOT IMPROVEMENTS

EXHIBIT D:	FORM OF GENERAL ASSIGNMENT

EXHIBIT E:	FORM OF TAP PURCHASE AGREEMENT

EXHIBIT F:	LOT DEVELOPMENT FEE SCHEDULE (CURRENT AS OF THE EFFECTIVE DATE)

EXHIBIT G:	FORM OF BUILDER DESIGNATION

EXHIBIT H:	MEMORANDUM OF CONTRACT

EXHIBIT A

CONCEPTUAL DEVELOPMENT PLAN AND LOTTING DIAGRAM

FIRE STATION
REC. CENTER SITE
SCHOOL SITE
DETENTION / OPEN SPACE
BUILDER TBD
PUBLIC FACILITY
BUILDER TBD
COMMERCIAL PARCEL
Temporary Pond G Area
FUTURE PHASE
FUTURE PHASE

**Overall Unit Count Per Builder**

| Builder | Total |
|---|---|
| A - | Total- 163 |
| B - | Total- 218 |
| C - | Total- 236 |
| D - | Total- 172 |
| E - | Total- 45 |
| *61 units not distributed<br>*40 units withheld in Pond G Area | Total- 834 units |

Neighborhood A & D
Total- 935 units

**PRODUCT**
Quad 1

Townhomes- 24
Paired- 23 (46 units)
35's- 34
45's - 75
50's- 46

Total- 225 units

**PRODUCT DISTRIBUTION**

A
35's- 32
45's- 20 Total- 52

B
TH- 24
45's- 30 Total- 54

C
45's (alley) - 21
50's - 46 Total- 67

D
Paired- 21 (42 units)
Total- 42

E
35's- 2
45's(alley) - 2
45's- 2
Paired- 2 (4 units) Total- 10

**PRODUCT**
Quad 2

Townhomes- 24
Paired- 23 (46 units)
35's- 25
45's - 82
50's- 30

Total- 207 units

**PRODUCT DISTRIBUTION**

A
35's- 23
45's- 20 Total- 43

B
TH- 18
45's- 46
Total- 64

C
45's (alley) - 16
50's - 27 Total- 43

D
Paired- 23 (46 units)
Total- 46

E
35's- 2
TH-6
50's- 3 Total- 11

**PRODUCT**
Quad 2 (East of School - North of 8th)- NOT DISTRIBUTED

45's - 28
50's- 33

Total- 61 units

**PRODUCT**
Quad 3

Townhomes- 32
Paired- 22 (44 units)
35's- 24
45's - 58
50's- 42

Total- 200 units

**PRODUCT DISTRIBUTION**

A
35's - 22
45's - 10
Total- 32

B
TH- 28
45's- 24 Total- 52

C
45's (alley) - 20
50's - 42 Total- 62

D
Paired- 20 (40 units)
Total- 40

E
35's - 2
45's - 4
TH- 4
Paired 2 - (4 units) Total- 14

**PRODUCT**
Quad 4

Townhomes- 32
Paired- 24 (48 units)
35's- 22
45's - 54
50's- 46

Total- 202 units

**PRODUCT DISTRIBUTION**

A
35's- 20
45's- 16 Total- 36

B
TH- 32
45's- 16 Total- 48

C
45's (alley)-20
50's - 44
Total-64

D
Paired- 22 (44 units)
Total- 44

E
Paired - 2 (4 units)
35's - 2
45's- 2
50's - 2 Total- 10

SKY RANCH - NEIGHBORHOOD'S A & D
BUILDER DISTRIBUTION September 02, 2020

A-1

EXHIBIT B

RESERVATIONS AND COVENANTS

Reservation of Easements.  Seller (referred to this paragraph as “Grantor”) expressly reserves unto itself, its successors and assigns, the right to grant easements for construction of utilities and other facilities to support the development of the properties commonly known as "Sky Ranch," including but not limited to sanitary sewer, water lines, electric, cable, broad‑band and telephone transmission, storm drainage and construction access easements across the Property allowing Grantor or its assignees the right to install and maintain sanitary sewer, water lines, cable television, broad‑band, electric, and telephone utilities on the Property and on its adjacent property, and further, to accommodate storm drainage from its adjacent property.  Such easements shall not allow above-grade surface installation of facilities and shall require the restoration of any surface damage or disturbance caused by the exercise of such easements, shall not be located within the building envelope of any Lot or otherwise interfere with the use of a Lot for construction of Grantee’s homes, shall not materially detract from the value, use or enjoyment of (i) the remaining portion of the Property on which such easements are to be located, or (ii) any adjoining property of Grantee, and shall not require any reduction in allowed density for the Property or reconfiguration of planned lots or the building envelope on a lot.  If possible, such easements shall be located within the boundaries of existing easement areas.  Grantor, at its sole expense, shall immediately restore the land and improvements thereon to their prior condition to the extent of any damage incurred due to Grantor’s utilization of the easements herein reserved.

Reservation of Minerals and Mineral Rights.  To the extent owned by Grantor, Grantor herein expressly excepts and reserves unto itself, its successors and assigns, all right, title and interest in and to all minerals and mineral rights, including bonuses, rents, royalties, royalty interests and other benefits that may be payable as a result of any oil, gas, gravel, minerals or mineral rights on, in, under or that may be produced from the Property, including, but not limited to, all gravel, sand, oil, gas and other liquid hydrocarbon substances, casinghead gas, coal, carbon dioxide, helium, geothermal resources, and all other naturally occurring elements, compounds and substances, whether similar or dissimilar, organic or inorganic, metallic or non-metallic, in whatever form and whether occurring, found, extracted or removed in solid, liquid or gaseous state, or in combination, association or solution with other mineral or non-mineral substances, provided that Grantor expressly waives all rights to access, use or damage the surface of the Property to exercise the rights reserved in this paragraph and, without limiting such waiver, Grantor’s activities in extracting or otherwise dealing with the minerals and mineral rights shall not cause disturbance or subsidence of the surface of the Property or any improvements on the Property.

B-1

Reservation of Water and Water Rights.  To the extent owned by Grantor, Grantor herein expressly excepts and reserves unto itself, its successors and assigns, all water and water rights, ditches and ditch rights, reservoirs and reservoir rights, streams and stream rights, water wells and well rights, whether tributary, non-tributary or not non-tributary, including, but not limited to, all right, title and interest under C.R.S. 37-90-137 on, underlying, appurtenant to or now or historically used on or in connection with the Property, whether appropriated, conditionally appropriated or unappropriated, and whether adjudicated or unadjudicated, including, without limitation, all State Engineer filings, well registration statements, well permits, decrees and pending water court applications, if any, and all water well equipment or other personalty or fixtures currently used for the supply, diversion, storage, treatment or distribution of water on or in connection with the Property, and all water and ditch stock relating thereto; provided that Grantor expressly waives all rights to access, use or damage the surface of the Property to exercise the rights reserved in this paragraph and, without limiting such waiver, Grantor’s activities in dealing with the water and water rights herein reserved shall not cause disturbance or subsidence of the surface of the Property or any improvements on the Property.

Reimbursements and Credits.  Grantee shall have no right to any reimbursements and/or cost-sharing agreements pursuant to any agreements entered into between Grantor or any of Grantor’s affiliates and third parties which may or may not affect the Property.  In addition, Grantee acknowledges that Grantor, its affiliates, the District, the PID, or other metropolitan district, has installed or may install certain infrastructure improvements (“Infrastructure Improvements”), the Interchange Upgrades, and/or donate, dedicate and/or convey certain rights, improvements and/or real property (“Dedications”) to Arapahoe County (the “County”) or other governmental authority (“Authority”) which benefit all or any part of the Property, together with adjacent properties, and which entitle Grantor or its affiliates and/or the Property or any part thereof to certain reimbursements by the County or other Authority or credits by the County or other Authority for park fees, open space fees, school impact fees, capital expansion fees and other governmental fees which would otherwise be required to be paid to the County or other Authority by the owner of the Property or any part thereof from time to time (“Governmental Fees”).  If and to the extent that Grantee is entitled to a credit or waiver of any Governmental Fees from the County and/or any other Authority as a result of Infrastructure Improvements constructed, or Dedications made, by Grantor, its affiliates, the District, the PID, or other metropolitan district, then Grantee shall pay to or reimburse Grantor (or its designated affiliates) an amount equal to such credited or waived Governmental Fees at the time such Governmental Fees would have otherwise been payable to the County or other such Authority by Grantee or its assignees.  In addition, Grantee acknowledges that Grantor or its affiliate(s) may have negotiated or may negotiate with the County or other Authority for reimbursements to Grantor or its affiliates and Grantee acknowledges that certain Governmental Fees which may be paid by Grantee to the County or other Authority may be reimbursed to Grantor and/or its affiliates pursuant to the terms of said agreement.  The obligations and covenants set forth herein shall be binding on Grantee, its successors and assigns, and any subsequent owners of the Property, except that homeowners shall have no obligation for any reimbursements provided herein.  The obligation for reimbursements described herein shall automatically terminate (without the necessity of recording any document) with respect to any residential lot as of the date of conveyance of such residential lot, together with a residence constructed thereon, to a homebuyer.  Any title insurance company may rely on the automatic termination language set forth above for the purpose of insuring title to a home.

B-2

EXHIBIT C

FINISHED LOT IMPROVEMENTS

1.          "Finished Lot Improvements" means the following improvements on, to or with respect to the Lots or in public streets or tracts in the locations as required by all approving Authorities, to obtain building permits and certificates of occupancy for home improvements for the Lots, and substantially in accordance with the CDs:

(a)          overlot grading together with corner pins and T-posts on rears for each Lot installed in place, graded to match the specified Lot drainage template within the CDs (but not any Overex);

(b)         water and sanitary sewer mains and other required installations in connection therewith identified in the CDs, valve boxes and meter pits, substantially in accordance with the CDs approved by the approving Authorities, together with appropriate markers;

(c)          storm sewer mains, inlets and other associated storm drainage improvements pertaining to the Lots in the public streets as shown on the CDs;

(d)          curb, gutter, asphalt, sidewalks, street striping, street signage, traffic signs, traffic signals (if any are required by the approving Authorities), and other street improvements, in the private and/or public streets as shown on the CDs; Seller will either have applied a final lift of asphalt or in Seller’s discretion posted sufficient financial guarantees as required by the County for the Lots to qualify for issuance of building permits in lieu of such final lift of asphalt;

(e)          sanitary sewer service stubs (in accordance with Rangeview’s rules and regulations) connected to the foregoing sanitary sewer mains, installed into each respective Lot (stubbed to a point beyond dry utility easements), together with appropriate markers of the ends of such stubs, as shown on the CDs;

(f)          water service stubs connected to the foregoing water mains installed into each Lot (stubbed to a point beyond  dry utility easements), together with appropriate markers of the ends of such stubs, as shown on the CDs;

(g)         Lot fill in compliance with the geotechnical engineer’s recommendation, and with respect to any filled area or compacted area, provide from a Colorado licensed professional soils engineer a HUD Data Sheet 79G Certification (or equivalent) and a certification that the compaction and moisture content recommendations of the soils engineer were followed and that the grading of the respective Lots complies with the approved grading plans, with overlot grading completed in conformance with the approving Authorities approved grading plans within a +/- 0.2’ tolerance of the approved grading plans; however, the Finished Lot Improvements do not include any Overex;

(h)         all storm water management facilities as shown in the CDs to the extent required by Section 29(x) of the Agreement; and

2.           Dry Utilities.  Electricity, natural gas, television and telephone service will be installed by local utility companies.  The installations may not be completed at the time of a Closing, and are not part of the Finish Lot Improvements; provided, however, that: (i) with respect to electric distribution lines and street lights, Seller will have signed an agreement with the electric utility service provider and paid all costs and fees for the installation of electric distribution lines and facilities to serve the Lots, and all sleeves necessary for electric, gas, telephone and/or cable television service to the Lots will be installed; (ii) with respect to gas distribution lines, Seller will have signed an agreement with the gas utility service provider, and paid all costs and fees for the installation of gas distribution lines and facilities to serve the Lots.  Seller will take commercially reasonable efforts to assist Purchaser in coordinating with these utility companies to provide final electric, gas, telephone and cable television service to the residences on the Lots, however, Purchaser must activate such services through an end user contract.  Purchaser acknowledges that in some cases the telephone and cable companies may not have pulled the main line through the conduit if no closings of residences have occurred.  Notwithstanding the foregoing, if dry utilities have not been installed upon Substantial Completion of the Finished Lot Improvements, Seller shall be obligated to have contracted for same and paid all costs and fees payable for such installation. Unless Seller has contracted for such installation and paid such costs before the Effective Date, Seller will give Purchaser notice when such contracts have been entered and such costs paid.  With respect to any other improvements that are required by the subdivision improvement agreement applicable to the Lots but which are not addressed as part of the Finished Lot Improvements, Seller shall complete such other improvements, to the extent required by the County, so as not to delay the issuance of certificates of occupancy for residences constructed by Purchaser on the Lots.

3.           CO Required Improvements.  The improvements which are not required for the issuance of building permits, but which are required by the Authorities so that dwellings and other home improvements constructed or to be constructed by Purchaser on the Lots are eligible for the issuance of certificates of occupancy for homes will be completed by Seller as required by the Authorities so that Purchaser is not delayed or prevented from obtaining certificates of occupancy for homes constructed by Purchaser on the Lots.

4.           Tree Lawns/Sidewalks. Notwithstanding anything in this Contract to the contrary, Seller shall have no obligation to construct, install, maintain or pay for the maintenance, construction and installation of (i) any landscaping or irrigation for such landscaping behind the curb on any Lot that is to be maintained by the owner of such lot (collectively, “Tree Lawns”), but Seller shall be responsible for constructing and installing the detached sidewalks and ramps (collectively, “Sidewalks”) that are located immediately adjacent to any Lot or on a tract as required by the approved CDs, County, or any other Authority and/or applicable laws as provided in this Contract.  Purchaser shall be responsible for installing any other lead walks, pathways, and driveways and any other flatwork on the Lots.  Purchaser shall install all Tree Lawns on or adjacent to the Lots in accordance with all applicable CDs, requirements, regulations, laws, development codes and building codes of all Authorities.

5.           Warranty.

(a)          Government Warranty Period.  The Authorities require warranty periods (each a “Government Warranty Period”) after the final completion that is applicable to those Finished Lots Improvements that are dedicated to or owned, and accepted for maintenance by the Authorities (the “Public Improvements”).  In the event defects in the Public Improvements to which a governmental warranty (each a “Governmental Warranty”) applies become apparent during the applicable Government Warranty Period, then Seller shall coordinate the repairs with the applicable Authorities and cause the service provider(s) who performed the work or supplied the materials in which the defect(s) appear to complete such repairs or, if such service providers fail to correct such defects, otherwise cause such defects to be repaired to the satisfaction of the Authorities. Any costs and expenses incurred pursuant to a Government Warranty in connection with any repairs or warranty work performed during the Government Warranty Period (including, but not limited to, any costs or expenses incurred to enforce any warranties against any service providers) shall be borne by Seller, unless such defect was caused by Purchaser or its contractors, subcontractors, employees, or agents, in which event Purchaser shall pay all such costs and expenses to the extent such defect was caused by Purchaser or its contractors, subcontractors, employees, or agents.

(b)          Non-Government Warranty Period.  Seller warrants (“Non-Government Warranty”) to Purchaser that each Finished Lot Improvement, other than the Public Improvements, shall have been constructed in a good and workman like manner accordance with the CDs for one (1) year from the date of Substantial Completion of such Finished Lot Improvement (the “Non-Government Warranty Period”).  If Purchaser delivers written notice to Seller of breach of the Non-Government Warranty during the Non-Government Warranty Period, then Seller shall coordinate the corrections with Purchaser and cause the contractors and service provider(s) who performed the work or supplied the materials in which the breach of Non-Government Warranty appears to complete such corrections or, if such contractors and service providers fail to make such corrections, otherwise cause such corrections to be made to the reasonable satisfaction of Purchaser.  Any costs and expenses incurred in connection with a breach of the Non-Government Warranty shall be borne by Seller (including, but not limited to, any costs or expenses incurred to enforce any warranties against contractors and service providers), unless such breach was caused by Purchaser or its contractors, subcontractors, employees, or agents, in which event Purchaser shall pay all such costs and expenses to the extent the breach was caused by Purchaser or its contractors, subcontractors, employees, or agents.

(c)          EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5 OF THIS EXHIBIT C, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO PURCHASER IN RELATION TO THE FINISHED LOT IMPROVEMENTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF HABITABILITY, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE, AND EXPRESSLY DISCLAIMS ALL OF THE SAME AND SHALL HAVE NO OBLIGATION TO REPAIR OR CORRECT AND SHALL HAVE NO LIABILITY OR RESPONSIBILITY WITH RESPECT TO ANY DEFECT IN IMPROVEMENTS FOR WHICH NO CLAIM IS ASSERTED DURING THE APPLICABLE WARRANTY PERIOD.  If and to the extent C.R.S. 13.20-806(7) applies with respect to any claim arising out of residential property, nothing in this Agreement is intended to constitute a waiver of, or limitation on, the legal rights, remedies or damages provided by the Construction Defect Action Reform Act, C.R.S. 13-20-801 et seq., or provided by the Colorado Consumer Protection Act, Article 1 of Title 6, C.R.S., as described in the Construction Defect Action Reform Act, or on the ability to enforce such legal rights, remedies, or damages within the time provided by applicable statutes of limitation or repose.

EXHIBIT D

FORM OF GENERAL ASSIGNMENT

GENERAL ASSIGNMENT

Reference is hereby made to that certain Contract for Purchase and Sale of Real Estate dated as of _______________, 2020 (the "Agreement"), pursuant to which PCY HOLDINGS, LLC, a Colorado limited liability company ("Seller"), has agreed to sell to MELODY HOMES, INC., a Delaware corporation ("Purchaser"), the Property as described in the Agreement.

For good and valuable consideration, the receipt of which is hereby acknowledged, Seller hereby assigns and transfers to Purchaser on a non-exclusive basis, Seller's right, title and interest (but not any obligations, all of same remaining with Seller) in the following as the same relate solely to that certain real property legally described on Exhibit A, attached hereto and incorporated herein by this reference the ("Property"), and to the extent the same are assignable: (i) all subdivision agreements, development agreements, and entitlements; (ii) all construction plans and specifications; (iii) all construction and other warranties and indemnities including any and all warranties from all contractors and service provider(s) who performed work or supplied materials for the Property and the Development; and (iv) all development rights benefiting the Property.

IN WITNESS WHEREOF, Seller has executed this General Assignment as of ___________, 20__.

SELLER:

PCY HOLDINGS, LLC, a Colorado limited liability company

By:
Name:
Title:
Date:

D-1

EXHIBIT E

FORM OF TAP PURCHASE AGREEMENT

To be inserted by agreement of the Parties prior to the expiration of the Due Diligence Period.

E-1

EXHIBIT F

SKY RANCH LOT DEVELOPMENT FEE SCHEDULE
(CURRENT AS OF __/__/20__)

Fee Description	Timing	Contact Information

System Development Fees (Tap Fees)
(Issued to Rangeview Metropolitan District)

Water Tap Fee per unit= $27,209 (for 1 SFE lot)
Wastewater Tap Fee per unit= $4,752
Meter Set Fee (3/4”) per unit or irrigated area = $408.23
Service Line Inspection Fee per meter= $75.00

	Building Permit	Brent Brouillard 303-292-3456 bbrouillard@purecyclewater.com
Public Improvement Fee (Issued to Sky Ranch CAB) 2.75% of 50% of construction valuation per lot	Building Permit	Rick Dinkel 303-292-3475 rdinkel@purecyclewater.com
Fire Development Fee (Issued to Bennett-Watkins Fire) $1,500/lot	Building Permit	Life Safety Assistant/Fire Inspector Victoria Flamini 355 4th Street Bennett, CO 80102 303-644-3572
Operations & Maintenance Fee (Issued to Sky Ranch CAB) $50/month per lot (prorated to $25 for builder owned lots) $100 One-time turnover fee	Substantial Completion of Lot	Rick Dinkel 303-292-3475 rdinkel@purecyclewater.com
Stormwater Management Co-Op (Issued to Pure Cycle) $500/lot	Takedown Closing	Robert McNeill 303-292-3475 rmcneill@purecyclewater.com

F-1

Marketing Co-Op (Issued to Pure Cycle) $1,000/lot	Takedown Closing	Robert McNeill 303-292-3475 rmcneill@purecyclewater.com

Public Improvement District – TBD

Additional mill levies for regional improvements such as I70 interchange, Schools, 1st Creek Bridges, Rec Center, etc. will be required

Objective is for Phase 2 total mill levies not to exceed Phase 1 total mill levies
	Building Permit	TBD

F-2

EXHIBIT G

FORM OF BUILDER DESIGNATION

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

Attn:

DESIGNATION OF BUILDER

THIS DESIGNATION OF BUILDER (this "Designation") is made and entered into this ____ day of ________ 20__ (the "Effective Date"), by and between PCY HOLDINGS, LLC, a Colorado limited liability company ("Developer"), whose address is 34501 E. Quincy Ave, Bldg. 34, Box 10, Watkins, CO 80137, and MELODY HOMES, INC., a Delaware corporation ("Melody"), whose legal address is 9555 S. Kingston Court, Englewood, CO 80112-5943.

RECITALS

A.         Developer is a Developer under the Covenants, Conditions and Restrictions for Sky Ranch, recorded in the real property records of Arapahoe County, Colorado (the "Records") on August 10, 2018 at Reception No. D8079588 (the "Covenants").

B.          On the Effective Date, Melody has acquired from Developer a portion of the Property (as defined in the Covenants) that is subject to the Covenants, which portion is more particularly described on Exhibit A attached hereto and incorporated herein by this reference (the "Builder Property").

C.        Developer desires to designate Melody as a Builder under the Covenants in conjunction with Melody’s purchase of the Builder Property from Developer, as set forth herein.

DESIGNATION

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Developer and Melody agree as follows:

1.           Recitals. The foregoing Recitals are incorporated herein by this reference.

2.           Defined Terms. Terms herein set in initial capital letters but not defined herein shall have the meanings given them in the Covenants.

3.           Designation of Builder. Developer hereby designates Melody as a Builder under the Covenants with respect to, but only with respect to, the Builder Property. Melody hereby accepts the foregoing Builder designation from Developer.

4.          Miscellaneous. This Designation embodies the entire agreement between the parties as to its subject matter and supersedes any prior agreements with respect thereto. The validity and effect of this Designation shall be determined in accordance with the laws of the State of Colorado, without reference to its conflicts of laws principles. This Designation may be modified only in writing signed by both parties. This Designation may be executed in any number of counterparts and each counterpart will, for all purposes, be deemed to be an original, and all counterparts will together constitute one instrument.

5.          Binding Effect. This Designation is binding upon and inures to the benefit of Developer and Melody and their respective successors and assigns, and shall be recorded in the Records.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

DEVELOPER:

PCY HOLDINGS, LLC,
a Colorado limited liability company

By:	Pure Cycle Corporation,
a Colorado corporation,
its sole member

By:
Name:	Mark Harding
Its:	President

STATE OF COLORADO	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this ___ day of __________ 20__, by Mark Harding as President of Pure Cycle Corporation, a Colorado corporation, sole member of PCY HOLDINGS, LLC, a Colorado limited liability company.

Witness my hand and official seal.
My commission expires:

Notary Public

MELODY:

MELODY HOMES, INC.,
a Delaware corporation

By:
Name:
Title:

STATE OF COLORADO	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this _____ day of _______, 20__, by ___________________________________________ as _____________________ of MELODY HOMES, INC., a Delaware corporation.

Witness my hand and official seal.
My commission expires:

Notary Public

EXHIBIT H

MEMORANDUM OF CONTRACT

After recording return to:
Davis & Ceriani, P.C.
Attn.:  Edward R. Gorab, Esq.
1600 Stout Street, Suite 1710
Denver, CO  80202

Memorandum of Contract

THIS MEMORANDUM OF AGREEMENT (“Memorandum”) is made as of the ______ day of _______________ , 20__, by and between PCY HOLDINGS, LLC, a Colorado limited liability company (“Seller”) and MELODY HOMES, INC., a Delaware corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Seller has, by that certain Contract of Purchase and Sale of Real Esate with an Effective Date of ______________________________ (the “Contract”), agreed to sell to Purchaser that certain Property (the “Property”) situate in Arapahoe County, Colorado, as described on Exhibit A attached hereto and incorporated herein by this reference, upon and subject to the terms, provisions, conditions and exceptions contained in the Contract; and

WHEREAS, Seller and Purchaser desire, through the execution and recordation of this Memorandum, to reaffirm and give notice of the Contract and the rights and interest created thereby.

NOW, THEREFORE, in consideration of the premises and for the aforesaid purposes, the parties do hereby state and agree as follows:

1.          Seller has agreed to sell to Purchaser and Purchaser has agreed to acquire from Seller, the Property pursuant to the terms, provisions, conditions and exceptions set forth in the Contract.

2.          Pursuant to the terms of the Contract and assuming proper exercise of Purchaser’s right to purchase, Seller shall convey title to the Property to Purchaser on the dates set forth in the Contract.

3.          Any interest, right or title acquired in the Property by virtue of any act or transaction subsequent to the date of the recordation of this Memorandum, or otherwise subsequent to the Effective Date of the Contract and/or recordation of this Memorandum by virtue of law or equity, shall be wholly subject to the right, title and equity of the Purchaser in the Property by virtue hereof and by virtue of the Contract.

4.          This Memorandum is not a complete summary of the Contract and shall not be used in interpreting the provisions of the Contract, nor in any way or manner amend, modify or affect the terms, provisions, conditions and exceptions of the Contract and the Contract shall govern and control in all respects, the duties, obligations, covenants, warranties and agreements of Seller and Purchaser with respect to the Property.  The termination of the record interest created by this Memorandum may be evidenced by, among other things, the recording of a Release of Memorandum or by the conveyance of title to the Property from Seller to Purchaser.

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date first written above.

SELLER:

By:
Print Name:
Title:

STATE OF COLORADO	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this  _____ day of _______________, 201__, by__________________________ as _________________ of _____________________________________.

WITNESS my hand and official seal.
My commission expires:

Notary Public

Melody Homes, Inc., a Delaware corporation

By:
Print Name:
Title:

STATE OF COLORADO	)
	)	ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this  _____ day of _______________, 201__, by_________________________ as __________________ of Melody Homes, Inc., a Delaware corporation.

WITNESS my hand and official seal.
My commission expires:

Notary Public

Exhibit A to Memorandum of Contract
[Lots]
To be inserted by agreement of the Parties during the Due Diligence Period.